Exhibit 99.1

Dear LRAD Corporation Stockholder:

As previously announced, the Board of Directors of LRAD Corporation has approved a plan to spin-off its newly formed subsidiary, Parametric Sound Corporation, as a new independent, stand-alone public company holding specified assets that comprise most of our HyperSonic Sound (HSS) technology business. The spin-off was approved by LRAD Corporation stockholders at a special meeting held on June 2, 2010.

The spin-off of Parametric Sound is scheduled to occur effective at 5:00 p.m., California time, on _________, 2010. Holders of record of shares of LRAD Corporation common stock as of the close of business on ________, 2010 will receive one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock held. Following the spin-off, LRAD Corporation stockholders will own (i) shares of Parametric Sound and (ii) shares of LRAD Corporation. LRAD Corporation will continue to operate its existing sound business, including LRAD and other technologies, but excluding the HSS technology sound business to be held by Parametric Sound. No action is required on your part to receive shares of Parametric Sound common stock.

You will not be required to pay anything or provide any consideration for the shares of Parametric Sound or to surrender any LRAD Corporation shares. We expect the distribution of shares will be electronically credited to your account by your broker or other nominee and physical stock certificates will be issued only to those holding physical certificates in registered form on the record date. No fractional shares will be issued. Any fractional shares of Parametric Sound that would otherwise be issued will be rounded up to the next whole share.

We anticipate that, following the spin-off, quotations for shares of Parametric Sound common stock will be available on the OTC Bulletin Board (OTCBB) quotation and trading system, and that a ticker symbol will be assigned for the Parametric Sound common stock shortly before quotations for the Parametric Sound common stock first become available. It may be difficult to trade Parametric Sound common stock due to the potential for low and sporadic trading activity on the OTCBB quotation and trading system. LRAD Corporation common stock will continue to be listed on the Nasdaq Capital Market under the symbol “LRAD.”

I encourage you to read carefully the enclosed information statement, which is being provided to all LRAD Corporation stockholders. It describes the spin-off in detail and contains important business and financial information about Parametric Sound.

I want to thank you for your continued support of LRAD Corporation and we look forward to your support of Parametric Sound in the future.

Sincerely,

Thomas R. Brown
President and Chief Executive Officer
LRAD Corporation

______, 2010

Dear Parametric Sound Stockholder:

We are very pleased to welcome you as a stockholder of our company, Parametric Sound Corporation. Our goal is to realize the potential of parametric directed sound, primarily targeting digital signage, point-of-purchase, in-store networks and related markets and applications. We also see the opportunity to apply directed sound to new markets.

Since retiring last year from an active role at LRAD Corporation, I have wanted to see the HSS technology achieve greater commercial success. In January 2010, I began evaluating the HSS product offering. The evaluation resulted in the invention of a new electronic processing method to improve the sound from HSS emitters. I also recognized that our directed sound system needs to be more cost competitive with other audio systems. Accordingly, we plan to introduce a new, more competitively priced, product line.

Promptly following the spin-off, Syzygy Licensing LLC, a company in which I am the majority owner, will license to Parametric Sound new patent pending technology I have invented. We plan to use this new technology to complement HSS emitters to produce at lower cost a directional sound solution capable of higher sound volume with improved clarity, wider frequency response and less distortion than the current HSS product offering.

We are excited about our prospects and believe we will be in a better position to realize growth opportunities as an independent, stand-alone company. Looking forward, we intend to rapidly develop and commercialize our new product line, and market it to existing and new customers. We believe the improved sound and reduced system cost will create new demand and open new markets for directional sound applications.

We anticipate that, following the spin-off, quotations for shares of Parametric Sound common stock will be available on the OTCBB quotation and trading system, and that a ticker symbol for our common stock will be assigned shortly before quotations for our common stock first become available. It may be difficult to trade Parametric Sound common stock due to the potential for low and sporadic trading activity on the OTCBB quotation and trading system.

You are invited to learn more about our company by reading the enclosed information statement. On behalf of our Board of Directors, I thank you in advance for your support as we focus on delivering long-term stockholder value as an independent, stand-alone company.

Sincerely,

Elwood G. Norris
Chief Executive Officer
Parametric Sound Corporation

____________, 2010

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED July 26, 2010

PRELIMINARY INFORMATION STATEMENT
Parametric Sound Corporation
Common Stock
(par value $0.001 per share)

This information statement is being furnished in connection with the distribution to holders of common stock, par value $0.00001 per share, of LRAD Corporation (“LRAD Corporation”) of all the outstanding shares of common stock, par value $0.001 per share, of Parametric Sound Corporation (“Parametric Sound”).

We are currently a subsidiary of LRAD Corporation. Following the spin-off, our business will consist of specified assets that currently comprise most of the HSS technology business of LRAD Corporation.

Shares of our common stock will be distributed to holders of LRAD Corporation common stock of record as of 5:00 p.m., California time, on __________, 2010, which will be the record date. These stockholders will receive one share of our common stock for every two shares of LRAD Corporation common stock held on the record date. We expect the spin-off of our shares will be electronically credited to you or to your brokerage firm on your behalf and physical stock certificates will be issued only to registered holders of physical certificates on the record date. The spin-off will be effective at 11:59 p.m., California time on __________, 2010. We believe the spin-off will be tax-free for stockholders; however, we do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the spin-off’s tax-free status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

We are not asking you for a proxy and you are requested not to send us a proxy. LRAD Corporation stockholders will not be required to pay or provide any consideration for the shares of our common stock to be received by them in the spin-off or to surrender or exchange shares of LRAD Corporation common stock in order to receive our common stock or to take any other action in connection with the spin-off.

No public market currently exists for Parametric Sound common stock. Following the spin-off, we currently anticipate that quotations for our common stock will be available on the OTCBB quotation and trading system, and that a ticker symbol for our common stock will be assigned for our common stock shortly before quotations for our common stock first become available. It is possible that a limited trading market, known as a “when-issued” trading market, may develop on or shortly before the record date for the spin-off and that regular trading, to the extent available on the OTCBB quotation and trading system, will begin on the first trading day after the effective date of the spin-off. LRAD Corporation will continue to list its common stock on the Nasdaq Capital Market under the symbol “LRAD” following the spin-off.

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 11 for a discussion of certain factors that should be considered by holders of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is __________, 2010.

This information statement was first mailed to LRAD Corporation stockholders on or about __________, 2010.

CONTENTS

Executive Summary	1
Questions and Answers About the Spin-Off	7
Risk Factors	11
Special Note About Forward-Looking Statements	19
The Spin-Off	20
Dividend Policy	27
Capitalization and Financing	27
Unaudited Pro Forma Financial Statements	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Business	39
Management	46
Director Compensation	47
Executive Compensation	47
Security Ownership by Certain Beneficial Owners and Management	51
Our Relationship with LRAD Corporation After the Spin-Off	52
Certain Relationships and Related Party Transactions	55
Legal Proceedings	56
Description of Our Capital Stock	56
Limitation of Liability and Indemnification of Directors and Officers	58
Description of Indebtedness	59
Where You Can Find More Information	59
Index to Historical Financial Statements	60

EXECUTIVE SUMMARY

The following is a summary of the material terms of the transaction described in this information statement.  This summary is qualified in its entirety by the more detailed information set forth elsewhere in this information statement, including our financial statements and notes thereto. We urge you to read carefully the entire information statement, especially the risks discussed under “Risk Factors” and our financial statements.

Unless the context otherwise requires, references in this information statement to “Parametric Sound,” “we,” “us” and “our” refer to Parametric Sound Corporation; references to “LRAD Corporation” refer to LRAD Corporation and its subsidiaries, excluding Parametric Sound after giving effect to the spin-off. The transaction in which we will be spun-off from LRAD Corporation and become an independent, stand-alone company is sometimes referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

Our Company
We are a sound technology company focused on delivering directed parametric sound solutions to customers, primarily targeting digital signage, point-of-purchase, in-store networks and related markets and applications that benefit from sound that can be focused and controlled in specified locations.

Parametric sound technology creates sound “in the air.” Audible sound is generated along an ultrasonic column using frequencies above the normal range of hearing. This parametric sound beam is highly directional and maintains sonic intelligibility over longer distances than traditional loudspeakers. Our technology is compatible with any media input but beams focused sound where you want it and nowhere else. We own important intellectual property establishing us as the leader in the field of parametric non-linear acoustics for sound reproduction.

A directed sound solution includes (a) the ability to accept various user media sources as input, typically a computer, a DVD player, radio, television or microphone, and (b) custom processing and control electronics allowing an amplifier to drive speakers (called emitters in parametric sound applications). We intend to continue the pioneering work performed in this field by LRAD Corporation. Since 2004, LRAD Corporation has sold over 11,000 HSS systems, mostly the HSS H450 product model. We plan to replace the H450 model with an improved solution employing improved emitters complemented by new patent-pending processing and control electronics developed by our Chief Executive Officer, Elwood G. Norris, and that will be licensed by us following the distribution. Our prototypes evidence improved sound clarity, wider frequency response and reduced distortion with higher sound volume from less power input. Due to reduced component costs and manufacturing complexity, we expect to produce new products at a reduced cost compared to the H450.

We believe improved sound quality produced at reduced cost differentiates us from competitors and opens new market opportunities for directed sound solutions. The existing emitter design has been proven repeatable, and we believe our new processing and control electronics package can be readily assembled by any number of electronic component manufacturers reducing the overall risk of introducing our new generation of products.

Our Strengths and Challenges
We believe the following competitive strengths position us for future operating success, growth and profitability:

•	We pioneered parametric sound, and there is limited competition in this market niche.

•	We have a strong intellectual property position in this market.

•	We have an improved electronics solution that enhances our product offering in this market.

•	Through earlier marketing efforts, we have gained an understanding of the needs of customers and have designed our new product with additional features to meet those needs.

•	Our focus only on parametric sound affords us greater marketing flexibility to meet customer requirements.

•	We have limited overhead that allows for efficient results for our stockholders.

•	Our management team has a strong technical base in this technology and experience in bringing products to market.

We expect to face significant challenges and uncertainties, such as the following, to achieve our goals:

•	We need to rapidly, profitably and successfully develop, produce and market new products now in the early stage of production development.

•	Our products must meet the needs of existing and new customers, and we need to grow revenues sufficient to sustain profitable operations.

•	We have limited personnel and financial resources to develop required business functions, including research and development, production, marketing, sales, distribution, service and administration.

•	We will be required to obtain sufficient financing until we are able to produce revenues and profitability to sustain future operations.

•	We face the uncertainties and risks facing any new business startup including but not limited to the risk factors described in the section entitled “Risk Factors” starting on page 11.

Our Strategy
Our goal is to realize the potential of parametric directed sound primarily targeting digital signage, point-of-purchase, in-store networks and related markets and applications. We aim to produce a product line to meet the requirements of these customers. The key elements of our strategy include:

•
Produce a product line meeting customer requirements for easy and flexible installation using content from a range of media sources, complementing equipment such as video devices, kiosks and vending machines.

•	Develop a turnkey manufacturing relationship to produce our products, thereby reducing a need for manufacturing space and production personnel.

•
Develop relationships with customers requiring large numbers of products, including value added resellers (VARs), original equipment manufacturers (OEMs) and distributors that focus on specific end user solutions.

We also plan to explore uses for our technology in the emerging stereoscopic three-dimensional (3D) video market for computers, homes and theaters. The growth of 3D viewing creates opportunities for new 3D sound systems. We intend to explore the use of parametric speakers to reproduce binaural recordings. Binaural recordings use special microphones to capture directional sound information during recording and typically must be replayed through headphones. Parametric speakers reduce loudspeaker cross-talk that interferes with binaural reproduction from conventional stereo speakers. We believe our speakers complement or enhance digital signal processing (DSP) techniques such as ambiophonics that are designed to emulate headphones for binaural sound reproduction from two speakers.

Our Industry
With the growth of directed advertising, such as digital signage, point-of-purchase and in-store TV networks, we believe sound clutter and noise pollution are increasing where conventional sound products and speakers are used. In-store display advertising tends to irritate customers if too intrusive or loud and annoy workers due to repetition. Our products will be designed to achieve focused, controlled sound that targets only those customers situated in specified locations such that nearby customers and store clerks do not hear the message. We believe the ability to focus sound is a driving feature of our sound solution.

Digital signage enables advertisers to deliver more focused and effective advertisements. Digital signage solutions generally consist of the replacement of static or passive signs or displays with video screen devices, such as cathode ray tube (CRT), plasma, liquid crystal display (LCD) or light-emitting diode (LED), containing still or motion video images. The image content, usually advertising or information can be changed via network control of each individual sign. Directed audio is used to contain or focus the audio within a defined space, generally to the person or persons in that defined space, to eliminate objections to the audio content from nearby workers and to lower the overall audio noise level in a confined space. Our product helps digital signage integrators integrate and install digital signage advertising solutions for in-store networks for national and international retailers.

We believe that clean, lightweight, energy-efficient and lower cost LED LCD screens are driving a new wave in digital signage. Sales of commercial flat panel screens are experiencing rapid growth. We believe the industry is maturing with more major companies now engaged in consolidating hardware, networking and content into end-user solutions that are economical and effective.

We do not believe parametric directed sound has yet met the needs of this market that requires higher sound volume, better clarity and a more economical product than offered in the past. We believe we have lost business in the past due to insufficient sound volume, insufficient clarity and unacceptable selling price. We believe our new product offering will be a competitive and attractive alternative to traditional sound systems used in our target markets.

Summary of the Spin-Off
The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 20 for a more detailed description of the matters described below.

Distributing company	LRAD Corporation, a Delaware corporation.

Distributed company
Parametric Sound Corporation, a Nevada corporation (“Parametric Sound”), owns most of the assets of the HSS technology business of LRAD Corporation and following the distribution will license technology developed by our Chief Executive Officer. Parametric Sound’s principal executive offices are located at 1941 Ramrod Avenue, Suite #100, Henderson, Nevada 89014.

Distribution ratio
Each holder of LRAD Corporation common stock will receive a dividend of one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock held on the record date. Any fractional shares will be rounded up to the next whole share.

Securities to be distributed
Approximately 15,305,728 shares of Parametric Sound common stock, which will constitute all of the outstanding shares of Parametric Sound common stock immediately after the spin-off (based on the 30,611,456 shares of LRAD Corporation common stock that we expect to be outstanding on the record date). If holders of outstanding stock options of LRAD Corporation exercise their stock options on or before the record date, we will be required to issue up to 1,730,068 additional shares of Parametric Sound common stock (based on 3,460,135 options that are exercisable as of March 31, 2010), and we will not receive any proceeds from the option exercise.

Record date
The record date is 5:00 p.m., California time, __________, 2010. To receive shares of Parametric Sound common stock in the spin-off, holders of LRAD Corporation common stock must be stockholders as of 5:00 p.m., California time, on the record date.

Distribution date	The distribution date will be on or about __________, 2010.

Relationship between
Parametric Sound and LRAD
Corporation after the spin-off
Following the spin-off, each of LRAD Corporation and Parametric Sound will be an independent, publicly-traded company. We have entered into an agreement with LRAD Corporation primarily relating to the transfer of most of its HSS technology business assets to us, including the transfer of emitter manufacturing equipment, parts inventory, test equipment, fixtures, tooling, patents and trade secrets, see “The Spin-Off – Contributed Assets” beginning on page 22. LRAD Corporation may complete certain HSS business with current customers after the distribution date. We have agreed to reimburse Syzygy Licensing LLC (“Syzygy”), an entity in which our Chief Executive Officer, Elwood G. Norris is majority owner, an estimated  $155,000  for the legal, accounting, consulting, mailing, filing and other costs associated with the spin-off, including the special meeting of stockholders of LRAD Corporation approving the spin-off and the preparation and distribution of this information statement. After the distribution, other than some initial and limited manufacturing and technical support, we do not expect any material transition services between Parametric Sound and LRAD Corporation. We do not expect to share any employees or contract for any services from LRAD Corporation. For additional information regarding our relationship with LRAD Corporation after the spin-off, see “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52.

License of Improvements to
Parametric Technology
We intend to enter into a license agreement with Syzygy promptly following the distribution. Mr. Norris has assigned to Syzygy certain patent pending technology and trade secrets related to a new and more cost-effective method of controlling and processing media input to create parametric sound output for parametric emitter devices such as those employed by us. He has also invented improvements to the current HSS emitter. Pursuant to the license agreement, we will reimburse patent, prototype and testing costs incurred to date (an amount estimated at $90,000) and to pay future patent related costs. These prior costs include up to a maximum of $25,000 for Mr. Norris’ time in producing and testing prototypes and preparing for production. The license will provide for royalties of not more than 5% of net sales from products employing the technology. For additional information regarding the license arrangement, see “Business-License” beginning on page 41.

Funding of Parametric Sound
after the spin-off
Parametric Sound is the recipient of most of the business assets of LRAD Corporation’s HSS technology business. These assets consist of emitter manufacturing equipment, parts inventory, test equipment, fixtures, tooling, patents and trade secrets. LRAD Corporation will be responsible for any warranty liability for any HSS product sales that it has made or makes completing certain HSS business with current customers.

We have limited prospects for near-term revenues in part due to our plans to introduce a new product line. We will receive no cash or liquidity at the distribution date.

We expect to fund a minimum of $350,000 and a maximum of $750,000 of subordinated note financing with accompanying stock purchase warrants at the distribution date. The proceeds of this financing are intended to fund the spin-off and related costs described above and provide initial working capital to start the process of bringing our new product line to production. We have received nonbinding, verbal indications of interest from seven individual accredited investors to provide an aggregate of $450,000 in cash financing and from Syzygy to convert $200,000 of the amount owed to Syzygy. We have received a written commitment from Mr. Norris that at least $350,000 will be funded at the distribution date through conversion of amounts owed to Syzygy and additional cash on the same terms as other investors. Conversion or repayment of amounts owed to Syzygy will not represent cash available for working capital.See “Capitalization and Financing” beginning on page 27.

We expect that we will need to refinance this debt and/or arrange additional debt or equity or equity-based financing in the first 12 months after the distribution date. Management has not yet determined the amounts required in future financings, which will depend in part on the time required to bring the new product line to production and customer acceptance, if any, of the new product. There is no assurance we will be successful in arranging financing for our company or the terms of any such financing. Any future financing could be dilutive to existing Parametric Sound stockholders. See “Risk Factors” beginning on page 11 and “Description of Indebtedness” beginning on page 59.

Dividend policy
The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board of Directors deems relevant.

Pursuant to the spin-off, we will be separated from LRAD Corporation and become a separate, publicly-traded company. The spin-off involves the following steps:

•	Approval of the spin-off by the stockholders of LRAD Corporation at a special stockholders meeting held on June 2, 2010.

•
Entry into a Separation and Distribution Agreement (the “Separation Agreement”) to effect the separation. For more information on this agreement, see “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52.

•
Prior to or at the distribution date, the transfer of certain assets related to our business (LRAD Corporation’s HSS technology business) from LRAD Corporation to us, see “The Spin-Off—Contributed Assets” beginning on page 22.

•
Declaration of the effectiveness of our registration statement on Form 10, of which this information statement is a part, by the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended, and the mailing by LRAD Corporation of this information statement to its stockholders.

•	A minimum of $350,000 in debt financing proceeds will be contributed to Parametric Sound at the distribution date.

•	Following the distribution, adoption by our Board of Directors of the Parametric Sound Corporation 2010 Stock Option Plan and related stock option agreement.

•
Following the distribution, reimbursement by Parametric Sound to Syzygy of an estimated $155,000 for the legal, accounting, consulting, mailing, filing and other costs associated with the spin-off and the preparation and distribution of this information statement.

•
Following the distribution, upon execution of a licensing agreement with Syzygy, Parametric Sound will reimburse Syzygy an estimated $90,000 for patent, testing and prototyping costs incurred through the distribution date.

•	Following the separation, the application for listing and quotation of Parametric Sound common stock on the OTCBB.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 20.

Corporate Information and Structure
Parametric Sound is a Nevada corporation that was formed on June 2, 2010. Our Chief Executive Officer, Elwood G. Norris, and entities affiliated with him beneficially owned approximately 13% of LRAD Corporation’s outstanding common stock as of May 31, 2010 and will beneficially own the same percentage of our common stock immediately following the spin-off. Our principal executive offices are located at 1941 Ramrod Avenue, Suite #100, Henderson, Nevada 89014 and our telephone number is (888) 477-2150. Our Internet address following the spin-off will be www.parametricsound.com. Information contained on, or that will be accessible through, our website does not and will not constitute a part of this information statement or the registration statement on Form 10 of which this information statement is a part.

This information statement contains product names, trademarks and trade names of our company, LRAD Corporation and other business entities and organizations.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q: Why am I receiving this document?
A: LRAD Corporation is delivering this document to you because you were a holder of LRAD Corporation common stock on the record date for the distribution of our shares of common stock. Accordingly, you are entitled to receive one share of our common stock for every two shares of LRAD Corporation common stock that you held on the record date. No action is required for you to participate in the distribution.

Q: What is the spin-off?
A: The spin-off is the overall transaction of separating our company from LRAD Corporation, which will be accomplished through a series of transactions resulting in us owning certain assets comprising most of the HSS technology business of LRAD Corporation. The final step of the transaction will be the pro rata distribution of our common stock to holders of LRAD Corporation’s common stock. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off—Manner of Effecting the Spin-Off” beginning on page 22.

Q: Who is Parametric Sound Corporation?
A: Up to the time of the distribution, we will be a wholly owned subsidiary of LRAD Corporation that will receive LRAD Corporation’s HSS technology business as part of the spin-off transaction. Following the spin-off, we will be a separate, publicly-traded company. We are a sound technology company focused on delivering directed parametric sound solutions.

Q: Why is LRAD Corporation separating our businesses and distributing our stock?
A: LRAD Corporation’s Board of Directors believes the separation will provide the benefits set forth below under the caption “The Spin-Off—Reasons for the Spin-Off” beginning on page 20, and that achieving those benefits could result in greater aggregate value to LRAD Corporation stockholders who retain both their LRAD Corporation and Parametric Sound shares than would be obtained under the current structure.

Q: Why is the separation of the two companies structured as a spin-off?
A: LRAD Corporation’s Board of Directors believes that a spin-off of our shares is a cost-effective and tax-efficient way to separate the companies. We believe the spin-off will be tax-free for stockholders.  However, we do not have any ruling from the U.S. Internal Revenue Service or a favorable opinion by our accounting firm confirming the spin-off’s tax-free status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q: What is the record date for the distribution?
A: The record date is _________, 2010, and ownership will be determined as of 5:00 p.m., California time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q: What will be our relationship with LRAD Corporation after the spin-off?
A: Following the spin-off, each of LRAD Corporation and Parametric Sound will be an independent, publicly-traded company. We have entered into an agreement with LRAD Corporation primarily relating to the transfer of most of its HSS technology business assets to us, including the transfer of emitter manufacturing equipment, parts inventory, test equipment, fixtures, tooling, patents and trade secrets. After the distribution, other than some initial and limited manufacturing and technical support, we do not expect any material transition services between Parametric Sound and LRAD Corporation. We do not expect to share any employees or contract for any services from LRAD Corporation.  For additional information regarding our relationship with LRAD Corporation after the spin-off, see “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52.

Q: When will the spin-off be completed?
A: Shares of our common stock will be distributed on or about ___________, 2010. We refer to this date as the “distribution date.”

Q: Can LRAD Corporation decide to cancel the distribution of our common stock?
A: Yes. The distribution is conditioned upon satisfaction or waiver of certain conditions. LRAD Corporation has the right to terminate the distribution, even if all conditions have been met, if at any time LRAD Corporation’s Board of Directors determines, in its sole discretion, that LRAD Corporation and its stockholders are better served by retaining Parametric Sound as a wholly owned subsidiary or that business conditions are such that it is not advisable to complete the spin-off. Business conditions that could cause LRAD Corporation’s Board of Directors to terminate the spin-off include, among other things, deterioration in business value or a decline in the equity market valuation for similar type businesses. If the distribution is canceled, then the license agreement between Parametric Sound and Syzygy for the new HSS technology will not be executed. LRAD Corporation may be unwilling or unable to continue to develop its parametric sound HSS business or license the new technology from Syzygy, and Syzygy may be unwilling to license the new technology to LRAD Corporation.

 Q: What will happen to the listing of LRAD Corporation’s common stock?
A: Nothing. LRAD Corporation common stock will continue to be listed on the Nasdaq Capital Market under the symbol “LRAD.”

Q: Will the spin-off affect the market price of my LRAD Corporation shares?
A: This is unknown. As a result of the spin-off, it is possible that the trading price of LRAD Corporation shares immediately following the distribution could be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our business. However, given the historical losses incurred by the HSS product line while it was part of LRAD Corporation, this could result in an increase in the trading price following the spin-off. Until the market has fully analyzed the operations of LRAD Corporation without this business segment, the price of LRAD Corporation shares may fluctuate significantly. Furthermore, the combined trading prices of LRAD Corporation common stock and our common stock after the distribution may be higher or lower than the trading price of LRAD Corporation common stock prior to the distribution, see “Risk Factors— We cannot predict the price range or volatility of our common stock after the spin-off, and sales of a substantial number of shares of our common stock may adversely affect the market price of our common stock” on page 17.

Q: What will LRAD Corporation stockholders receive in the spin-off?
A: In the spin-off, LRAD Corporation stockholders will receive one share of our common stock for every two shares of LRAD Corporation common stock they own as of the record date. No fractional shares of our common stock will be issued in the spin-off. Any fractional shares will be rounded up to the next whole share. Immediately after the spin-off, LRAD Corporation stockholders will still own all of LRAD Corporation’s current business segments, but they will own them as two separate investments rather than as a single investment. After the spin-off, the certificates and electronic brokerage book entry interests representing the “old” LRAD Corporation common stock will represent such stockholders’ interests in LRAD Corporation’s businesses (other than our business) following the spin-off. The certificates and electronic brokerage book-entry interests representing our common stock that stockholders receive in the spin-off will represent their interest in our business only.

Q: How will fractional shares be treated?
Any fractional shares of our common stock that would otherwise be issuable in the spin-off will be rounded up to the next whole share. You may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. For a discussion of the material U.S. federal income tax consequences of the spin-off, including the rounding up of fractional shares, please see “The Spin-Off—Material U.S. Federal Income Tax Consequences” beginning on page 24.

Q: What does an LRAD Corporation stockholder need to do now?
A: LRAD Corporation stockholders do not need to take any action. We urge you to read this information statement carefully. LRAD Corporation stockholders have no appraisal or dissenters’ rights in connection with the spin-off. LRAD Corporation is not seeking a proxy from any stockholders, and you are requested not to send us a proxy. LRAD Corporation stockholders will not be required to pay anything or provide any consideration for our shares distributed in the spin-off or to surrender any shares of LRAD Corporation common stock. LRAD Corporation stockholders should not send in their LRAD Corporation share certificates. LRAD Corporation stockholders will automatically receive their shares of our common stock when the spin-off is effected.

Q: How will Parametric Sound fund its operations following the spin-off?
A: Parametric Sound has no assurance of continued revenues and has no plans to produce the HSS H450 product line after the distribution date. Accordingly, there is no assurance of future revenues.  Future revenues depend on successfully introducing a new product line.

We expect to fund a minimum of $350,000 and a maximum of $750,000 of subordinated note financing with accompanying stock purchase warrants at the distribution date. We have nonbinding, verbal indications of interest from seven individual accredited investors to provide an aggregate of $450,000 in cash financing and from Syzygy to convert $200,000 of the amount owed to Syzygy. We have received a written commitment from Mr. Norris that at least $350,000 will be funded at the distribution date through conversion of amounts owed to Syzygy and additional cash on the same terms as other investors. The proceeds of this financing are intended to fund the spin-off and related costs described above and provide initial working capital to start the process of bringing our new product line to production. Conversion or repayment of amounts owed to Syzygy will not represent cash available for working capital.  See “Capitalization and Financing” beginning on page 27.

We expect that we will need to refinance this debt and/or arrange additional debt or equity or equity-based financing in the first 12 months after the distribution date. Management has not yet determined the amounts required in future financings, which will depend in part on the time required to bring the new product line to production and customer acceptance, if any, of the new product. There is no assurance we will be successful in arranging financing for our company or the terms of any such financing. Any future financing could be dilutive to existing Parametric Sound stockholders. See “Risk Factors” beginning on page 11 and “Description of Indebtedness” beginning on page 59.

Q: What will happen to outstanding LRAD Corporation stock options?
A: Holders of LRAD Corporation stock options that continue to be employed by LRAD Corporation after the spin-off will continue to hold those options. LRAD Corporation’s Board of Directors and the Compensation Committee for LRAD Corporation’s stock plan, pursuant to their authority under the plan, have determined not to make any adjustment to outstanding stock options. They determined the spin-off should have minimal impact on the long-term value of the options and, accordingly, no adjustment is required to preserve the intrinsic value of the equity awards. LRAD Corporation stock options will not be converted into stock options or granted any right to receive shares of Parametric Sound. Accordingly, unless an LRAD Corporation stock option holder exercises his or her outstanding option prior to the record date of ______, 2010, such option holder will not participate in the distribution with respect to shares subject to the option.

Q: Are there risks associated with owning our common stock?
A: Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from LRAD Corporation presents risks relating to our becoming an independent, public company as well as risks relating to the nature of the spin-off itself. See “Risk Factors” beginning on page 11.

Q: What are the U.S. federal income tax consequences of the spin-off to LRAD Corporation stockholders?
A: We believe the spin-off will be tax-free for stockholders; however, we do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the spin-off’s tax-free status. We believe stockholders will apportion their tax basis in LRAD Corporation common stock between such LRAD Corporation common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. Further, we believe that a stockholder’s holding period for our common stock received in the spin-off will include the period for which that stockholder’s LRAD Corporation common stock was held. Any fractional shares of our common stock that would otherwise be issuable in the spin-off will be rounded up to the next whole share. You may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares.  See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 24. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q: What if I want to sell my LRAD Corporation common stock or my Parametric Sound common stock?
A: You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of LRAD Corporation common stock or our common stock to be distributed. If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your LRAD Corporation common stock or your Parametric Sound common stock after it is distributed, or both.

Q: When will I be able to trade shares of Parametric Sound common stock?
A: There is not currently a public market for our common stock. Trading in shares of our common stock could begin on a “when-issued” basis on or shortly before the record date and before the distribution date, and “regular way” trading may then begin on the first trading day following the distribution date or at a later date subject to requisite regulatory approvals. If trading does begin on a “when-issued” basis, you may purchase or sell our common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. We cannot predict the trading prices for our common stock before or after the distribution date.

Q: Where will trading prices of shares of Parametric Sound common stock be listed?
A:  We anticipate that, following the spin-off, quotations for shares of Parametric Sound common stock will be available on the OTCBB quotation and trading system, and that a ticker symbol will be assigned for the Parametric Sound common stock shortly before quotations for the Parametric Sound common stock first become available. It may be difficult to trade Parametric Sound common stock due to the potential for low and sporadic trading activity on the OTCBB quotation and trading system.

Q: Do you intend to pay dividends on your common stock?
A: Not at this time.

Q: Where can LRAD Corporation stockholders get more information?
A: Before the distribution, if you have any questions relating to the distribution, you should contact:
LRAD Corporation
Investor Relations
15378 Avenue of Science, Suite 100
San Diego, California 92128
(858) 676-1112

After the distribution, if you have any questions relating to our common stock, you should contact:
Parametric Sound Corporation
Investor Relations
1941 Ramrod Avenue, Suite #100
Henderson, Nevada 89014
(888) 477-2150

Q: Who will be the distribution agent for the spin-off?
A: Interwest Transfer Company, Inc. will be the distribution agent for the spin-off. The distribution agent can be contacted at:
Interwest Transfer Company, Inc.
1981 Murray Holladay Road, Suite 100
Salt Lake City, UT  84117
Phone: (801)272-9294

RISK FACTORS

In addition to the information contained elsewhere in this information statement, you should consider carefully the following risk factors related to Parametric Sound and the spin-off. If any of the risks described below actually occur, our business, financial condition, results of operations, cash flows and stock price could be materially adversely affected. This information statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this information statement. See “Special Note About Forward-Looking Statements” on page 19.

Risk Factors Relating to Our Business

We have a history of operating losses, expect additional losses and may not achieve or sustain profitability.
We have a history of operating losses and expect additional losses as we introduce our new product line and until we achieve revenues and resulting margins to offset our operating costs.  Our net losses for the fiscal years ended September 30, 2009 and 2008 were $986,426 and $2,149,732, respectively, and our net loss for the six months ended March 31, 2010 was $153,873.Our ability to achieve future profitability is dependent on a variety of factors, many outside our control. Failure to achieve profitability or sustain profitability, if achieved, may require us to continue to raise additional funding which could have a material negative impact on the market value of our common stock.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.
In their audit opinion issued in connection with our balance sheets as of September 30, 2009 and 2008 and our related statements of operations, changes in LRAD Corporation net investment and cash flows for the years then ended, our independent registered public accounting firm stated that our significant recurring net losses and our requirement to secure new financing raised substantial doubt about our ability to continue as a going concern.  We have prepared our financial statements on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Our financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.  If we are unable to continue as a going concern, our stockholders may lose a substantial portion or all of their investment.

Disruption and fluctuations in financial and currency markets could have a negative effect on our business.
Financial markets in the United States, Europe and Asia have experienced extreme disruption in recent years, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies, which can then lead to challenges in the operation of our business. These economic developments affect businesses such as ours in a number of ways. Concern about the stability of the financial markets and the strength of counterparties has led many lenders and institutional investors to reduce or cease to provide credit to businesses and consumers, and illiquid credit markets have adversely affected the cost and availability of credit. The current tightening of credit in financial markets adversely affects the ability of commercial customers to finance purchases and operations and could result in an absence of any orders or spending for our planned products as well as create supplier disruptions. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they will have on our business and financial condition.

We expect to purchase a number of key components and subassemblies from foreign suppliers. Consequently, we are subject to the impact economic conditions can have on such suppliers and subject to fluctuations in foreign currency exchange rates. Increases in our cost of purchasing these items could negatively impact our financial results if we are not able to pass these increased costs on to our customers.

We must develop a customer base in order to grow our business.
We do not expect many recurring customers from LRAD Corporation’s prior HSS product business. To develop and grow our business, we must develop relationships with new customers and obtain and fulfill orders from new customers. We cannot guarantee that we will be able to develop a customer base. Further, even if we do obtain new customers, we cannot guarantee that those customers will purchase sufficient quantities of our product at prices that will enable us to recover our costs in acquiring those customers and fulfilling those orders. Our ability to sell our products depends on a number of factors, including:

•	our ability to manufacture reliable products that have the features required by our customers;
•	our ability to develop relationships with new customers that will lead to sales of our products;
•	our ability to develop and expand new markets for directed sound products; and
•	our ability to develop international product distribution directly or through strategic partners.

We plan to introduce new products based on new technology. If commercially successful products do not result or are not produced in a timely manner, we may be unprofitable or forced to cease operations.
Our proposed product line is in production planning and has not yet been introduced to market. We may not successfully and timely produce commercially viable sound systems due to the inherent risks of technology development, new product introduction, limitations on financing, manufacturing problems, competition, obsolescence, inability to attract key technical personnel and other factors. We have not produced any revenues from our new product line, and we cannot guarantee revenues in the future. The development and introduction of our product line may take longer than anticipated, and the introduction of our products, if any, could be subject to delays. Customers may not accept our products and may elect to purchase products from competitors. We may experience quality control problems with our products, and we may not be able to resolve any problems in a timely and cost-effective manner. Products employing our technology may not achieve market acceptance. Unanticipated technical obstacles may arise at any time and result in lengthy and costly delays or result in a determination that further exploitation of our technology is not feasible. If we do not successfully exploit our technology, our financial condition, results of operations and business prospects would be adversely affected.

Our products are still under design and have not yet been produced in any production quantity, and we may incur significant and unpredictable warranty costs as these products are produced.
Our planned product line has not yet been produced. Our technology is substantially different from proven, mass-produced sound transducer designs. We may incur substantial and unpredictable warranty costs from post-production product or component failures. We generally expect to warrant our products to be free from defects in materials and workmanship for a period of up to one year from the date of purchase. Future warranty costs could further adversely affect our financial position, results of operations and business prospects.

Our ability to develop, manufacture and market new products will be dependant upon our ability to use the technology that is subject to the license from Syzygy.  While we expect to enter into the license promptly following the spin-off, the license may not be executed and we may be unable to develop our planned new products.
Promptly following the spin-off, we intend to license from Syzygy new patent pending technology owned by Syzygy. We plan to use this new technology to complement HSS emitters to produce at lower cost our new product line.  The license has not been executed as of the date of this information statement and may not be executed following the spin-off and if it is executed it may terminate if we do not use commercially reasonable efforts to pursue the parametric sound business.  Although we expect to enter into the license promptly following the distribution and to avoid a termination for non-use, there is no assurance that the license will be executed or that we will have the benefit of the technology that is the subject of the license.  If we are unable to obtain the benefits of the technology owned by Syzygy, we will be unable to develop new products and grow our business, which will have a material adverse effect on our business, liquidity, results of operation and financial position.

Our initial planned revenues will be derived from a single product category and two initial products.
If we are successful in producing initial commercial products, we will be dependent on one core product category and two initial products to generate revenues. We cannot assure you that these or other products will achieve consumer acceptance, nor can we provide assurance of the levels of sales they can achieve, if any. The loss of this product category would have a material adverse effect on our business, results of operations, financial condition and liquidity.

We cannot predict our future operating results. Our quarterly and annual results will likely be subject to fluctuations caused by many factors, any of which could result in our failure to achieve our expectations.
We expect our proprietary sound reproduction products and technologies will be the source of substantially all of our future revenues. Revenues, if any, from our proprietary sound reproduction products and technologies are expected to vary significantly due to a number of factors. Many of these factors are beyond our control. Any one or more of these factors, including those listed below, could cause us to fail to achieve our revenue expectations. These factors include:

•	our ability to develop and supply sound reproduction components to customers, distributors, VARs or OEMs or in the future to license our technologies;
•	market acceptance of, and changes in demand for, our products or our customers’ products;
•	gains or losses of significant customers, distributors or strategic relationships;
•	unpredictable volume and timing of customer orders;
•	the availability, pricing and timeliness of delivery of components for our products;
•	fluctuations in the availability of manufacturing capacity or manufacturing yields and related manufacturing costs;
•	timing of new technological advances, product announcements or introductions by us, by OEMs or licensees and by our competitors;
•	product obsolescence and the management of product transitions and inventory;
•	unpredictable warranty costs associated with our products;
•	installation or order delays by customers, distributors, OEMs or production delays by us or our suppliers;
•	seasonal fluctuations in sales;
•	general consumer electronics industry conditions, including changes in demand and associated effects on inventory and inventory practices;
•	general economic conditions that could affect the timing of customer orders and capital spending and result in order cancellations or rescheduling; and
•	general political conditions in this country and in various other parts of the world that could affect spending for the products that we intend to offer.

Some or all of these factors could adversely affect demand for our products or technologies and, therefore, adversely affect our future operating results.

Our expenses may vary from period to period, which could affect quarterly results and our stock price.
If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations will be adversely affected and we may incur larger losses than anticipated for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

•	the timing and extent of our research and development efforts;
•	investments and costs of maintaining or protecting our intellectual property;
•	the extent of marketing and sales efforts to promote our products and technologies; and
•	the timing of personnel and consultant hiring.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete.
Technological competition from other and more established electronic and sound system manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and larger facilities than us, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than any of ours, rendering our technology and products obsolete or noncompetitive.

Sound reproduction markets are subject to rapid technological change. Our success will depend on our ability to continually develop and introduce new technologies.
Technology and standards in the sound reproduction market evolve rapidly, making timely and cost-effective product innovation essential to success in the marketplace. The introduction of products with improved technologies or features may render our technologies obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our technologies do not perform well, our business and financial condition will be adversely affected. The life cycles of our technologies are difficult to estimate. As a result, our technology, even if successful, may become obsolete before we recoup our investment.

Our competitive position will be seriously damaged if we cannot maintain and obtain patent protection for important differentiating aspects of our products or otherwise protect intellectual property rights in our technology.
We rely on a combination of contracts and trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop similar technology and the agreements we enter into to protect our proprietary rights may not be enforceable.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection of our technology, particularly our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position could be significantly harmed. A competitor may independently develop or patent technologies that are substantially equivalent or superior to our technology.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection, or may be too costly to enforce protection. In some countries outside of the United States where our products may be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in these countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Our competitive position will be seriously damaged if our products are found to infringe on the intellectual property rights of others.
Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, resulting in significant and often protracted and expensive litigation. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and
•	redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Our technology is subject to government regulation, which could lead to unanticipated expense or litigation.
Our sound technology emits ultrasonic vibrations and is regulated by the Food and Drug Administration. In the event of certain unanticipated defects in our products, a customer or we may be required to comply with FDA requirements to remedy the defect and/or notify consumers of the problem. This could lead to unanticipated expense, and possible product liability litigation against a customer or us. Any regulatory impediment to full commercialization of our parametric sound technology, or any of our other technologies, could adversely affect our results of operations.

We may face personal injury and other liability claims that harm our reputation and adversely affect our sales and financial condition.
Since our planned products include ultrasonic emissions along with the acoustic output, customers or others could claim damage to human hearing or human health irrespective if the product is used properly or improperly, such as when the product is used at extreme close ranges for long periods of exposure. A person claiming injury in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. While we plan to obtain product liability insurance, it may be too costly for us or may be unavailable.  If we are able to obtain product liability insurance coverage, it may be insufficient to pay all such claims. We may not have sufficient resources to satisfy any product liability claims not covered by insurance which would materially and adversely affect our financial position. Significant litigation could also result in a diversion of management’s attention and resources and negative publicity.

We expect to rely on outside manufacturers and suppliers to provide a large number of components and sub-assemblies incorporated in our products and may rely on third-party turnkey production in the future.
Our products have a number of components and subassemblies we expect to be produced by outside suppliers. In addition, for certain of these items, we qualify only a single source, which can magnify the risk of shortages and decrease our ability to negotiate with our suppliers on the basis of price. In particular, we depend on one piezo-film supplier to provide expertise and materials used in our proprietary emitters. If shortages occur, or if we experience quality problems with suppliers, then our production schedules could be significantly delayed or costs significantly increased, which would have a material adverse effect on our business, liquidity, results of operation and financial position.

We plan to have sub-assemblies produced by third-party manufacturers and may contract for complete production on a turnkey basis. We have no manufacturer relationship contracted at this time. We may not be able to obtain acceptable manufacturing sources on a timely basis. In addition, from time to time we may change manufacturers. Any new manufacturer engaged by us may not perform as expected. An extended interruption in the supply of our products could result in a substantial loss of sales. In addition, any actual or perceived degradation of product quality as a result of our reliance on third-party manufacturers may have an adverse effect on sales or result in increased warranty costs, product returns and buybacks. Failure to maintain quality manufacturing could reduce future revenues, adversely affecting financial condition and results of operations.

Current environmental laws, or laws enacted in the future, may harm our business.
Our operations are subject to environmental regulation in areas in which we conduct business. Our product design and procurement operations must comply with new and future requirements relating to the materials composition of our products, including restrictions on lead, cadmium and other substances. We do not expect that the impact of these environmental laws and other similar legislation adopted in the U.S. and other countries will have a substantial unfavorable impact on our business. However, the costs and timing of costs under environmental laws are difficult to predict.

Errors or defects contained in our products, failure to comply with applicable safety standards or a product recall could result in delayed shipments or rejection of our products or damage to our reputation and expose us to regulatory or other legal action.
Any defects or errors in the operation of our products may result in delays in their introduction. In addition, errors or defects may be uncovered after commercial shipments have begun, which could result in the rejection of our products by our customers, damage to our reputation, lost sales, diverted development resources, increased customer service and support costs and warranty claims, any of which could harm our business. Third parties could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. We may also be unable to obtain adequate liability insurance in the future. Because we are a small company, a product recall would be particularly harmful to us. We have limited financial and administrative resources to effectively manage a product recall, and it would detract management’s attention from implementing our core business strategies. A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales, and could reduce or deplete our financial resources.

Inadequate internal controls and accounting practices could lead to errors, which could negatively impact our business, financial condition, results of operations and cash flows.
We will need to establish internal controls and management oversight systems. Our small size and limited personnel and consulting resources will make doing so more challenging than for more established entities. We may not be able to prevent or detect misstatements in our reported financial statements due to system errors, the potential for human error, unauthorized actions of employees or contractors, inadequacy of controls, temporary lapses in controls due to shortfalls in transition planning and oversight resource contracts and other factors. In addition, due to their inherent limitations, such controls may not prevent or detect misstatements in our reported financial results as required under SEC rules, which could increase our operating costs or impair our ability to operate our business. Controls may also become inadequate due to changes in circumstances. It will be necessary to replace, upgrade or modify our internal information systems from time to time. If we are unable to implement these changes in a timely and cost-effective manner, our ability to capture and process financial transactions and support our customers as required may be materially adversely impacted, which could harm our business, financial condition, results of operations and cash flows.

Loss of our key management and other personnel could impact our business.
Our business is substantially dependent on our chief executive officer, Elwood G. Norris, and other key personnel. The loss of Mr. Norris or any of these key personnel could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, competition for skilled and non-skilled employees among companies like ours is intense, and the loss of skilled or non-skilled employees or an inability to attract, retain and motivate additional skilled and non-skilled employees required for the operation and expansion of our business could hinder our ability to conduct research activities successfully, develop new products, attract customers and meet customer shipments.

Risk Factors Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from LRAD Corporation.
As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, to focus our financial resources wholly on our own operations and to implement and maintain a capital structure designed to meet our own specific needs. However, we may not be able to achieve some or all of the benefits expected as a result of the spin-off.

Additionally, by separating from LRAD Corporation, there is a risk that our company may be more susceptible to stock market fluctuations and other adverse events than we would have been before the spin-off due to a reduction in market diversification. As a separate, stand-alone entity, we may be unable to access financial and other resources on terms as favorable as those available to us before the separation. Furthermore, as a stand-alone company, we will not be able to enjoy certain benefits from LRAD Corporation’s operating diversity, borrowing leverage and available capital for investments.

If the distribution, together with certain related transactions, fails to qualify for tax-free treatment for U.S. federal income tax purposes, then our stockholders, we and/or LRAD Corporation might be subject to significant tax liability.
If the spin-off fails to qualify for tax-free treatment, LRAD Corporation would be treated as if it had sold the common stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in our stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For additional information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 24.

Our operations depend on the availability of additional financing. After the spin-off, we will not be able to obtain financing from LRAD Corporation.
Following the spin-off, we may not have sufficient liquidity to support the development of our business. Parametric Sound may require additional financing for liquidity, capital requirements and growth initiatives. After the spin-off, LRAD Corporation will not provide funds to us. Accordingly, we will depend on our ability to generate cash flows from operations, borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as those historically available to LRAD Corporation. In addition, future events may prevent us from borrowing funds or raising any equity or equity-based capital. An inability to obtain financing on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.

Our ability to operate our business may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions to successfully operate as a stand-alone entity.
Historically, our business has relied on financial, administrative and other resources of LRAD Corporation. After the spin-off, we will need to immediately create our own financial, administrative and other support systems or contract with a third party(s) to provide these resources. Any services we establish or contract for may not be sufficient to meet our needs, and we may not be able to obtain these services at cost-effective prices or on favorable terms. Any failure or significant downtime in our financial or administrative systems could prevent us from paying our employees, billing our customers or performing other administrative services on a timely basis and could materially harm our business or operations.

Our historical financial information or pro forma financial statements may not be indicative of our future results as an independent company.
The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been if we had been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future. Our results could have been dramatically different as a stand-alone company, and these statements may not be a reliable indicator of what our results of operations, cash flows and financial condition will be in the future.

For additional information about the past financial performance of our business and the basis of the presentation of the historical combined financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 34 and the historical financial statements and the accompanying notes included elsewhere in this information statement.

Risk Factors Relating to Our Common Stock

There may not be an active trading market for shares of our common stock.
There is no public trading market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid such a market might become. It is possible that, after the spin-off, an active trading market will not develop or continue, and there can be no assurance as to the price at which our common stock will trade. The initial share price of our common stock may not be indicative of prices that will prevail in the future.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for both our common stock and LRAD Corporation’s common stock after the spin-off may be significantly different from that for LRAD Corporation’s common stock before the spin-off. The market may view us as a “new” company after the spin-off, and we will not be the subject of research analyst coverage. The absence of research analyst coverage can adversely affect the market value and liquidity of an equity security.

We cannot predict the price range or volatility of our common stock after the spin-off, and sales of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
From time to time, the market price and volume of shares traded of companies in the industries in which we operate experience periods of significant volatility. Company-specific issues and developments generally affecting our industries or the economy may cause this volatility. The market price of our common stock may fluctuate in response to a number of events and factors, including:

•	general economic, market and political conditions;
•	quarterly variations in results of operations or results of operations that are below public market analyst and investor expectations;
•	changes in financial estimates and recommendations by securities analysts;
•	operating and market price performance of other companies that investors may deem comparable;
•	press releases or publicity relating to us or our competitors or relating to trends in our markets; and
•	sales of common stock or other securities by insiders.

In addition, broad market and industry fluctuations, investor perception and the depth and liquidity of the market for our common stock may adversely affect the trading price of our common stock, regardless of actual operating performance.

Sales or distributions of a substantial number of shares of our common stock in the public market or otherwise following the spin-off, or the perception that such sales could occur, could adversely affect the market price of our common stock. After the spin-off, all of the shares of our common stock, other than the shares held by executive officers and directors, will be eligible for immediate resale in the public market. Investment criteria of certain investment funds and other holders of our common stock may result in the immediate sale of our common stock after the spin-off to the extent such stock no longer meets these criteria. Substantial selling of our common stock, whether as a result of the spin-off or otherwise, could adversely affect the market price of our common stock.

We cannot assure you as to the price at which our common stock will trade after the distribution date. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which our common stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue.

We may issue additional common stock in the future. The issuance of additional common stock may reduce the value of your common stock.
We may issue additional shares of common stock without further action by our stockholders. Moreover, the economic and voting interests of each stockholder will be diluted as a result of such issuances. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of the total shares that will be outstanding after the issuance of additional shares.  The issuance of additional shares of common stock may cause the market price of our common stock to decline.

Sales of common stock issuable on the exercise of any future options or warrants may lower the price of our common stock.
We intend to adopt a stock option plan promptly following the distribution, which will authorize the grant of options to purchase up to 3,000,000 shares of our common stock to our employees, directors and consultants. We also intend to issue warrants on up to 1,500,000 common shares at the distribution date as part of our debt financing and may issue common stock purchase warrants or other securities convertible into common stock in the future. The issuance of shares of common stock issuable upon the exercise or conversion of convertible securities, options or warrants could cause substantial dilution to existing holders of common stock, and the sale of those shares in the market could cause the market price of our common stock to decline. The potential dilution from the issuance of these shares could negatively affect the terms on which we are able to obtain equity financing.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.
We are authorized to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. Preferred stock terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

The payment of dividends will be at the discretion of our Board of Directors.
The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant. See “Dividend Policy” on page 27 for additional information on our dividend policy following the spin-off.

Our inability to comply with internal control requirements included in Section 404 of the Sarbanes-Oxley Act of 2002 could have a negative impact on our stock price.
As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on internal controls over financial reporting in their annual reports on Form 10-K. If we are unable to conclude that we have effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors may lose confidence in the reliability of our financial statements which could result in a decrease in the value of our securities. We have not yet begun a formal process to establish or evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with our currently limited personnel and financial resources, substantial uncertainty exists regarding our ability to comply with these requirements within the prescribed time frame.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and LRAD Corporation, as well as information in oral statements or other written statements made or to be made by us and LRAD Corporation, contain statements, including in this document under the captions “Executive Summary,” “Questions and Answers About the Spin-Off,” “Risk Factors,” “The Spin-Off,” “Capitalization and Financing,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Our Relationship with LRAD Corporation After the Spin-Off,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based on our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. There may be events in the future that we are not able to predict accurately or control. The factors listed under “Risk Factors,” as well as any cautionary language in this information statement, provide examples of risks, uncertainties and events that may cause our results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this information statement could have a material adverse effect on our business, results of operations and financial position.

Forward-looking statements, whether express or implied, are not guarantees of future performance and are subject to risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to:

•	risks that we may not have sufficient capital in the amounts and at the times needed to finance our business;

•
risks inherent in spin-offs, including those related to the capital resources required for business risks, legal risks and risks associated with the tax and accounting treatment of spin-off transactions;

•	risks associated with our future revenue source dependent on a new product line not yet in production;

•	risks that any future potential revenue opportunities from customers may not materialize to any meaningful degree or at all;

•	risks of delays or unforeseen technical obstacles in arranging production and bringing our new product line to market;

•	risks of operating as an independent, stand-alone company and loss of certain benefits associated with being owned as part of a larger company;

•	risks that the expected benefits of the spin-off may not be fully realized or may take longer to realize than anticipated;

•	absence of a public market for our common stock;

•	our ability to attract and retain qualified personnel and key employees;

•	our ability to establish our own financial, administrative and other support functions;

•	difficulty in predicting the timing or outcome of new product development efforts;

•	the amount and timing of costs associated with research and development of our product line;

•	our ability to generate operating revenue;

•	market adoption of any new products;

•	the competitive nature of the sound reproduction industry;

•
our ability and that of our suppliers to comply with laws, regulations and standards, and the application and interpretation of those laws, regulations and standards, that govern or affect the electronics and sound reproduction industries, the non-compliance with which may delay or prevent the development of products;

•	the availability and price of acceptable raw materials and components from third-party suppliers;

•	volatility in the financial markets;

•	any adverse outcome in litigation to which we may become a party;

•	general economic, political and business conditions that adversely affect our company or our suppliers or any company to which we sell our products;

•	changes in costs, including changes in labor costs and raw material prices;

•	the impact on our product development of patents and other proprietary rights licensed or owned by us; and

•	the ability to successfully have our products manufactured in an efficient, time-sensitive and cost-effective manner.

You should read this information statement completely and with the understanding that actual future results may be materially different than expectations. All forward-looking statements made in this information statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this information statement, and neither LRAD Corporation nor we undertake any obligation (and we and LRAD Corporation expressly disclaim any such obligation), other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time or otherwise.

THE SPIN-OFF

The Board of Directors of LRAD Corporation has determined that a spin-off of our business from LRAD Corporation and the distribution of our common stock to LRAD Corporation stockholders is in the best interests of LRAD Corporation and its stockholders. The Board of Directors of LRAD Corporation determined that separating the HSS technology business from its other operations would create the opportunity to complement improved emitter technology with new electronic processing technology and better position the new entity to thrive under its own management focus and long-term growth plans. The Board of Directors believes the separate entities have the opportunity to create more long-term stockholder value individually than through the current combined entity.

We believe the spin-off will be tax-free for stockholders; however, we do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm confirming the spin-off’s tax-free status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.  LRAD Corporation’s Board of Directors will establish record and payment dates for the spin-off shortly before the completion of the distribution.

Reasons for the Spin-Off
LRAD Corporation’s Board of Directors believes the spin-off will separate businesses with different product characteristics that require management to pursue different operating and business strategies. The separation is intended to benefit stockholders by allowing each separate company to maximize the performance of its business assets through undivided senior management focus on and capital allocation to its respective businesses.

The Board of Directors of LRAD Corporation considered the following potential benefits in making the determination to effect the spin-off and determined that the spin-off will:

•
Allow us to capitalize on the opportunity to complement existing HSS emitter technology with new processing and control electronics developed independently by Mr. Norris. Parametric Sound intends to introduce a new product line based on the combined technology.

•
Separate the risk of new parametric sound product development and introduction, including the likely operating losses generally associated with such product development, from LRAD Corporation’s LRAD and other business and operating results.

•
Reduce internal competition for capital and enhance the possibility of raising capital for the parametric sound business. Recently, the availability of financial and personnel resources for the HSS business has been limited because LRAD Corporation’s business strategy has been focused on building its LRAD business. As an independent company, we will have direct access to the public and private capital markets to allow us to seek to finance our operations and growth without having to compete with LRAD Corporation’s LRAD and other businesses with respect to financing.

•
Allow management of each separate company to (1) design and implement corporate strategies and policies that are based primarily on the business characteristics of that company, (2) maintain a sharper focus on core business and growth opportunities, (3) concentrate their financial resources wholly on their own operations.  LRAD Corporation’s management believes that a separate focus on these items could allow each company to generate stockholder value not currently being realized.

•
Allow each separate company to recruit and retain employees pursuant to compensation policies that are appropriate for their respective lines of business. As a separate, publicly-traded company with our own executive management team, we may be able to attract greater media attention and press coverage, which could strengthen our ability to promote our product brand.

•	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.

•
Create common equity shares for Parametric Sound including options after the distribution, providing the appropriate incentive mechanisms to motivate and reward our management, employees and consultants. The common stock of the independent, publicly-traded Parametric Sound will have a value that reflects the efforts and performance of our management and employees. As a result, following the distribution we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with our financial performance. These programs will be designed to more directly reward employees based on our performance.

•
Increase transparency and clarity into the different businesses of LRAD Corporation and Parametric Sound. The investment community, including the respective analysts, stockholders and investors of LRAD Corporation and Parametric Sound will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive appropriate market recognition of its individual performance and potential.

Neither we nor LRAD Corporation can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors” beginning on page 11. LRAD Corporation’s Board of Directors also considered a number of other factors in evaluating the spin-off, including:

•	our capital structure;

•	the one-time and on-going costs of the spin-off;

•	the diversion of management attention resulting from the time and effort necessary to complete the spin-off;

•	the effects of a possible overlap during the transition from the existing product sold by LRAD Corporation and the introduction of new product;

•	the risk that the businesses of the two companies may overlap or compete in the future;

•
the risk that Parametric Sound may fail as an independent entity due to a lack of financing, lack of new product success or for any variety of other reasons including but not limited to those described in “Risk Factors” and the impact, if any, that such a failure would have on LRAD Corporation; and

•
the risk that the combined trading prices of our common stock and LRAD Corporation common stock after the distribution may be lower than the trading price of LRAD Corporation common stock before the distribution.

LRAD Corporation’s Board of Directors concluded that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from LRAD Corporation in the form of what management believes is a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off
The general terms and conditions relating to the spin-off will be set forth in the Separation Agreement between us and LRAD Corporation. The spin-off will be effective at 11:59 p.m., California time on the distribution date, which is _______, 2010. The record date is __________, 2010. To receive shares of Parametric Sound common stock in the spin-off, holders of LRAD Corporation common stock must be stockholders as of 5:00 p.m., California time, on the record date.  Each LRAD Corporation common stockholder will receive one share of our common stock for every two shares of LRAD Corporation common stock they owned on the record date. Each share of our common stock that is distributed will be validly issued, fully paid and nonassessable and free of preemptive rights. See “Description of Our Capital Stock” on page 56.

We expect the spin-off of our shares will be made in electronic brokerage book-entry form and physical stock certificates will be issued only to registered holders on the record date. For such LRAD Corporation stockholders who own LRAD Corporation common stock in registered form, the transfer agent will issue and mail physical certificate representing the shares of Parametric Sound common stock. For stockholders who own LRAD Corporation common stock through a broker or other nominee, we expect their shares of Parametric Sound common stock will be credited to their accounts by the broker or nominee.

LRAD Corporation stockholders will not be required to pay or provide any consideration for shares of our common stock received in the spin-off or to surrender or exchange shares of LRAD Corporation common stock in order to receive our common stock or to take any other action in connection with the spin-off. LRAD Corporation stockholders have no appraisal or dissenters’ rights in connection with the spin-off.

Fractional shares of our common stock will not be issued to LRAD Corporation stockholders as part of the spin-off nor credited to brokerage accounts. Any fractional shares of our common stock that would otherwise be issuable in the spin-off will be rounded up to the next whole share. You may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. For a discussion of the material U.S. federal income tax consequences of the distribution, including the receipt of a whole share in lieu of fractional shares, please see “—Material U.S. Federal Income Tax Consequences” beginning on page 24.

After the spin-off, many of our stockholders may hold odd lots or blocks of less than 100 shares of our common stock. An investor selling an odd lot may be required to pay a higher commission rate than an investor selling round lots or blocks of 100 shares.

TO RECEIVE SHARES OF OUR COMMON STOCK IN THE SPIN-OFF, YOU MUST BE A HOLDER OF LRAD CORPORATION COMMON STOCK AT 5:00 P.M., CALIFORNIA TIME, ON THE RECORD DATE.

Contributed Assets
In connection with the distribution, LRAD Corporation has contributed or will contribute to us certain business assets as described below. It will effect this contribution by transferring or assigning assets to us. LRAD Corporation will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution. Similarly, we will have no interest in the assets of LRAD Corporation’s other businesses and no obligation with respect to the liabilities of LRAD Corporation’s retained businesses after the distribution.

The assets contributed include the following specific assets along with a general assignment of the business assets of the HSS business:

•
28 U.S. Patents, 3 foreign patents and 6 pending patents related to the HSS technology with a book value of approximately $502,000 at March 31, 2010. The technology related to six additional U.S. patents previously abandoned by LRAD Corporation will also be part of the assignment;

•	4 U.S. trade names (including HSS® and HyperSonic®) along with certain additional foreign rights to such names;

•
inventory consisting of emitter film and emitter and electronic parts with a book value of approximately $23,434 and an original cost of approximately $1.1 million, the difference being previous LRAD Corporation inventory allowances for excess parts, with an estimated $170,000 of such parts usable in future production based on our new product design;

•	tooling and molds that have been fully depreciated and have no remaining book value;

•	manufacturing jigs, testing and other equipment that has been fully depreciated and has no remaining book value;

•	drawings, technical descriptions, assembly details and component listings;

•	customer, representative and supplier lists; and

•	manufacturing methods, know-how and trade secrets related to HSS and HSS production.

Mr. Norris has filed for patent coverage on his new inventions that we intend to use in our new product line. We intend to evaluate during early production patents that we deem important to protecting continuing technology and rights. We may elect to abandon and write-down the value of additional patents upon completion of this review. We expect this review to be completed by September 30, 2010. Generally, patents are legally abandoned by not paying the periodic renewal fees.

LRAD Corporation is not transferring certain parts and electronic component inventory intended for remaining H450 production and warranty service. See “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52.

Results of the Spin-Off
After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 1,034 record holders of shares of our common stock based on the number of beneficial and record holders, respectively, of shares of LRAD Corporation common stock on June 23, 2010. We expect that approximately 15,305,728 shares of our common stock will be issued and outstanding following the completion of the spin-off based on the number of outstanding shares of LRAD Corporation common stock as of the close of business on June 23, 2010 and the distribution ratio of one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock. No fractional shares of our common stock will be issued in the distribution. Any fractional shares of our common stock that would otherwise be issuable will be rounded up to the next whole share. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of LRAD Corporation options or warrants or other share issuances prior to the record date.

LRAD Corporation and Parametric Sound will be parties to an agreement that governs the spin-off and the future relationship between the two companies. For a more detailed description of this agreement, please see “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52.

The spin-off will not affect the number of outstanding shares of LRAD Corporation common stock or any rights of LRAD Corporation stockholders, although it may affect the market value of each outstanding share of LRAD Corporation common stock.

Material U.S. Federal Income Tax Consequences of the Spin-Off
The following is a summary of certain U.S. federal income tax consequences to LRAD Corporation, the holders of LRAD Corporation common stock, us and the holders of our common stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special rules under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of LRAD Corporation restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Internal Revenue Code (the “Code”), and regulations, rulings and judicial decisions, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

If a partnership holds LRAD Corporation or our common stock, the tax rule of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding LRAD Corporation or our common stock, you should consult your tax advisors.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of our common stock to holders of LRAD Corporation common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

We have no ruling of any kind whatsoever from the IRS to the effect that the spin-off will qualify as a tax-free transaction under Section 355 of the Code and/or a tax-free reorganization under Section 368(a)(1)(D) of the Code.  In part due to the non-binding nature of private letter rulings, and in part due to the time and expense required to obtain such a ruling, we have determined not to request a private letter ruling from the IRS with respect to the spin-off.  We have also not requested an opinion from our accounting firm or any other expert confirming the tax-free status of the transaction.

Therefore, on the basis of the opinion of our management only, and assuming that LRAD Corporation common stock is a capital asset in the hands of an LRAD Corporation stockholder on the distribution date:

•	holders of LRAD Corporation common stock will not recognize any income, gain or loss as a result of the receipt of shares of our common stock in the spin-off;

•
holders of LRAD Corporation common stock will apportion the tax basis of their LRAD Corporation common stock between such LRAD Corporation common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

•
the holding period for our common stock received in the spin-off by holders of LRAD Corporation common stock will include the period during which such holders held the LRAD Corporation common stock with respect to which the spin-off was made; and

•	neither we nor LRAD Corporation will recognize gain or loss as a result of the spin-off.

Current federal tax regulations also generally provide that if an LRAD Corporation stockholder holds different blocks of LRAD Corporation common stock (generally shares of LRAD Corporation common stock purchased on different dates or at different prices), the aggregate basis for each block of LRAD Corporation common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our common stock received in the spin-off in respect of such block of LRAD Corporation common stock and such block of LRAD Corporation common stock, in proportion to their respective fair market values, and the holding period of the shares of our common stock received in the spin-off in respect of such block of LRAD Corporation common stock will include the holding period of such block of LRAD Corporation common stock, provided that such block of LRAD Corporation common stock was held as a capital asset on the distribution date. If an LRAD Corporation stockholder is not able to identify which particular shares of our common stock are received in the spin-off with respect to a particular block of LRAD Corporation common stock, for purposes of applying the rules described above, the stockholder may designate which shares of our common stock are received in the spin-off in respect of a particular block of LRAD Corporation common stock, provided that the number of shares so designated is consistent with the ratio of the total number of shares of our common stock distributed to the LRAD Corporation stockholder in the spin-off to the total number of shares of LRAD Corporation common stock on which the LRAD Corporation stockholder received that distribution.

If you receive a whole share of Parametric Sound in lieu of a fractional share, you will be treated as though you first received a distribution of the fractional share in the spin-off taxable at the market price on the date of distribution. You will generally recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the market value for such fractional share and your tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if your holding period (as determined above) for such fractional share is more than one year on the distribution date.

If the distribution were not to qualify as a tax-free spin-off, each LRAD Corporation stockholder receiving shares of our common stock in the spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of LRAD Corporation’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in LRAD Corporation common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in LRAD Corporation common stock. Any such gain would generally be a capital gain if the LRAD Corporation common stock is held as a capital asset on the distribution date. In addition, LRAD Corporation would recognize a taxable gain to the extent the fair market value of our common stock exceeded its tax basis in such common stock.

Even if the spin-off otherwise qualifies for tax-free status under Section 355 of the Code, LRAD Corporation could recognize taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either LRAD Corporation or Parametric Sound following the spin-off. Under the Code, any acquisitions of LRAD Corporation or Parametric Sound within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan. Regulations issued by the IRS, however, provide mitigating rules in many circumstances. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold.

There are other restrictions imposed on us under current U.S. federal tax law for spin-offs with which we will need to comply in order to preserve the favorable tax rule of the distribution, such as continuing to own and manage our parametric sound business and limitations on sale or redemptions of our common stock or other property following the distribution. If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, LRAD Corporation’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common stock that you receive in the spin-off. Upon request, LRAD Corporation will provide the information necessary to comply with this reporting requirement to each stockholder of record as of 5:00 p.m., California time, on the record date. You are a “significant distributee” with respect to the spin-off if you own at least 5% of the outstanding shares of LRAD Corporation common stock immediately before the spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Listing and Trading of Our Common Stock
There is currently no public market for our common stock. Following the spin-off, we currently anticipate that quotations for our common stock will be available on the OTCBB quotation and trading system, and that a ticker symbol for our common stock will be assigned for our common stock shortly before quotations for our common stock first become available. It is possible that a limited trading market, known as a “when-issued” trading market, may develop on or shortly before the record date for the spin-off and that regular trading, to the extent available on the OTCBB quotation and trading system, will begin on the first trading day after the effective date of the spin-off. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction.

We cannot predict what the trading prices for our common stock will be before or after the distribution date. We also cannot predict any change that may occur in the trading price of LRAD Corporation common stock as a result of the spin-off. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors Relating to Our Common Stock” beginning on page 17.

The shares of our common stock distributed to LRAD Corporation stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended (“Securities Act”). Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Spin-off Conditions and Termination
We expect that the spin-off will be effective on the distribution date, __________, 2010, provided that, among other things:

•
the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect; and

•
no action, proceeding or investigation shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the spin-off, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the consummation of the spin-off.

The fulfillment of the foregoing conditions will not create any obligation on LRAD Corporation’s part to effect the spin-off, and the Board of Directors of LRAD Corporation has reserved the right to amend, modify or abandon the spin-off and the related transactions at any time before the distribution date. The Board of Directors of LRAD Corporation may also waive any of these conditions.

LRAD Corporation has the right to terminate the distribution, even if all conditions have been met, if at any time LRAD Corporation’s Board of Directors determines, in its sole discretion, that LRAD Corporation and its stockholders are better served by retaining Parametric Sound as a wholly owned subsidiary or that business conditions are such that it is not advisable to complete the spin-off. Business conditions that could cause LRAD Corporation’s Board of Directors to terminate the spin-off include, among other things, deterioration in business value or a decline in the equity market valuation for such businesses. If the distribution is canceled, then the license agreement between Parametric Sound and Syzygy for the new HSS technology will not be executed. LRAD Corporation may be unwilling or unable to continue to develop its parametric sound HSS business or license the new technology from Syzygy, and Syzygy may be unwilling to license the new technology to LRAD Corporation.

Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to LRAD Corporation stockholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither LRAD Corporation nor Parametric Sound undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant.

CAPITALIZATION AND FINANCING

Capitalization
The following table sets forth our unaudited capitalization as of March 31, 2010 on an historical basis and on a pro forma basis to give effect to the spin-off. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial statements and notes thereto included elsewhere in this information statement. For an explanation of the pro forma adjustments made to our historical financial statements for the spin-off, please see “Unaudited Pro Forma Financial Statements.”

	March 31, 2010
	Historical	Pro Forma
	(Unaudited)	(Unaudited)
Cash	$-	$105,000

Notes payable, net	$-	$304,400

Stockholders' equity:
LRAD Corporation, net investment	694,919	-
Preferred stock, $0.001 par value, 1,000,000 shares
authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares
authorized, 15,305,728 shares issued and outstanding	-	15,306
Additional paid-in capital	-	555,240
Accumulated deficit	-	(237,500)
Total capitalization	$694,919	$637,446

Upon the closing of the spin-off, LRAD Corporation’s net investment in Parametric Sound will be redesignated as Parametric Sound stockholders’ equity and will be allocated between common stock and additional paid-in capital based on the number of shares of Parametric Sound common stock outstanding at the closing of the spin-off. We have assumed for purposes of the pro forma financial statements a distribution ratio of one share of our common stock for each two outstanding share of LRAD Corporation common stock. And we have not assumed any issuance related to LRAD Corporation’s outstanding stock purchase warrants and the minimal effect of the rounding up of fractional shares only determinable at the distribution.

Financing
We expect to fund a minimum of $350,000 and a maximum of $750,000 of subordinated note financing with accompanying stock purchase warrants at the distribution date. We have nonbinding, verbal indications of interest from seven individual accredited investors to provide an aggregate of $450,000 in cash financing and from Syzygy to convert $200,000 of the amount owed to Syzygy. We have received a written commitment from Mr. Norris that at least the minimum amount of the financing of $350,000 is funded at the distribution date through conversion of amounts owed to Syzygy and additional cash on the same terms as other investors. These funds are intended to fund the spin-off and related costs and provide initial operating working capital to start the process of bringing our new product line to production. Conversion or repayment of amounts owed to Syzygy will not represent cash available for working capital.

The terms of the debt financing consist of subordinate promissory notes due in one year from the date of distribution with interest at 8%. Investors will be issued a warrant exercisable for two shares of our common stock for each $1.00 of debt financing, a total of 700,000 warrants if the minimum note financing is funded (1,500,000 warrants if the maximum financing is funded). The warrants will have a five-year term and contain a cashless exercise provision, subject to certain limitations. The exercise price of the warrants shall be fixed as the average of the closing price of our common stock for the first 20 days of trading subject to a minimum exercise price of $0.10 and a maximum exercise price of $0.30 per common share.

We may call the warrants for exercise after six months if thereafter the closing price of our common stock for any 10 consecutive trading days exceeds $0.90 per share as long as notice is given within ten days of the end of any such period.  We may offset any note principal against the warrant exercise price, thereafter any remaining warrants may be exercised on a cash or cashless basis at the option of the holder.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements reported below consist of an unaudited pro forma balance sheet as of March 31, 2010 and unaudited pro forma statements of operations for the six months ended March 31, 2010 and for the year ended September 30, 2009. The unaudited pro forma financial statements reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited annual historical financial statements and the notes thereto, and the unaudited interim financial statements and the notes thereto, all of which are included elsewhere in this information statement.

The Unaudited Pro Forma Balance Sheet and the Unaudited Pro Forma Statements of Operations included in this information statement have been derived from the audited and unaudited historical financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations actually would have been had the distribution and related transactions occurred on the dates indicated or to project our financial performance for any future period. LRAD Corporation did not account for us as, and we were not operated as, a separate, stand-alone entity, subsidiary, division or segment for the periods presented.

The pro forma balance sheet adjustments assume that our spin-off from LRAD Corporation occurred as of March 31, 2010 and reflect (a) the new license agreement, (b) recording of spin-off costs and technology costs to be reimbursed to Syzygy (c) contribution of assets by LRAD Corporation less assets retained by LRAD Corporation and (d) the minimum $350,000 of new financing (see “Capitalization and Financing”) and estimated valuation of related warrants. The amount of inventory transferred to us will be reduced by any usage between March 31, 2010 and the distribution and by the amount retained by LRAD Corporation to complete allowed orders. The actual amount we receive may be different than that estimated and will be determined at the distribution date with any excess not used by LRAD being transferred to us at a future date.

The pro forma adjustments to the statements of operations for the six months ended March 31, 2010 and for the year ended September 30, 2009 assume that the spin-off occurred as of October 1, 2008 and reflect adjustments noted above and described in the Notes to Unaudited Pro Forma Financial Statements below. The pro forma statements of operations do not reflect:

•	any future patent or inventory impairment that may result from transition to our new product line.
•	a reduction of revenues relating to sales to customers that are expected to be fulfilled by LRAD Corporation after the distribution date.
•	the value and use of inventory with no value as a result of previous obsolescence reserves.
•	the effect of any possible manufacturing cost savings or improved gross margins from our new product design if successfully produced.
•	the effect on revenues if the new product line is priced as planned at a lower unit selling price than in reported periods or the effect on revenues of customer acceptance, if any, of the new product.
•
any potential decrease in manufacturing overhead or operating costs management believes may be achievable or any increased incremental expenses, over the amount of general allocation of corporate overhead, associated with being an independent, public company as more fully discussed in the notes below.

•
the effect of non-cash expense of any new stock option grants that may be made from the Parametric Sound  2010 Stock Option Plan that we intend to adopt following the distribution compared to the amounts included in the historical financial statements.

•
any financing cost of capital such as interest or other expenses associated with funding operations beyond the costs of the minimum $350,000 of new financing described below. Actual financing costs could be significantly more than the amounts assumed and reflected below. The historical financial statements included in this information statement do not reflect any additional cost of capital and additional capital is expected to be required beyond the minimum of $350,000 described below and no costs of such capital is included in the pro forma financial statements.

Accordingly the historical financial information we have included in this information statement and the pro forma information included below may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. Results could have been dramatically different and these financial statements may not be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

Parametric Sound Corporation
Pro Forma Balance Sheet (Unaudited)
As of March 31, 2010

		Pro Forma
	Historical	Adjustments		Pro Forma

ASSETS
Current assets:
Cash	$-	$350,000	(A)	$105,000
		(245,000)	(C)
Accounts receivable, net	46,854	(46,854)	(B)	-
Inventories, net	208,168	(184,734)	(B)	23,434
Total current assets	255,022			128,434
Patents, net	501,512	7,500	(C)	509,012
Total assets	$756,534	$(119,088)		$637,446

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,815	$(4,815)	(B)	$-
Accrued liabilities	56,800	(56,800)	(B)	-
Notes payable, net of discount	-	304,400	(A)	304,400
Total current liabilities	61,615			304,400

Stockholders' equity:
LRAD Corporation, net investment	694,919	(169,973)	(B)	-
		(524,947)	(D)
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
none issued and outstanding	-	-		-
Common stock, $0.001 par value; 50,000,000 shares authorized;
15,305,728 shares issued and outstanding	-	15,306	(D)	15,306
Additional paid-in capital	-	555,240	(A) (D)	555,240
Accumulated deficit	-	(237,500)	(C)	(237,500)
Total stockholders' equity	694,919			333,048
Total liabilities and stockholders' equity	$756,534	$(119,088)		$637,446

See accompanying notes to unaudited pro forma financial statements

Parametric Sound Corporation
Pro Forma Statement of Operations (Unaudited)
For the Six Months Ended March 31, 2010

		Pro Forma
	Historical	Adjustments		Pro Forma
Revenues:
Product sales	$345,145			$345,145
Other revenue	52			52
Total revenues	345,197		(1)	345,197
Cost of revenues	291,496	$17,257	(2)	308,753

Gross profit	53,701			36,444

Operating expenses:
Selling, general and administrative	152,134			152,134
Research and development	55,440	250	(3)	55,690
Total operating expenses	207,574			207,824

Loss from operations	(153,873)			(171,380)

Interest expense	-	36,800	(4)	36,800

Loss before income taxes	(153,873)			(208,180)
Provision for income taxes	-		(5)	-
Net loss	$(153,873)			$(208,180)

Loss per common share - basic and diluted			(6)	$(0.01)
Weighted average common shares outstanding - basic and diluted				15,283,417

See accompanying notes to unaudited pro forma financial statements

Parametric Sound Corporation
Pro Forma Statement of Operations (Unaudited)
For the Year Ended September 30, 2009

		Pro Forma
	Historical	Adjustments		Pro Forma
Revenues:
Product sales	$586,693			$586,693
Other revenue	20,413			20,413
Total revenues	607,106		(1)	607,106
Cost of revenues	638,763	$29,335	(2)	668,098

Gross loss	(31,657)			(60,992)

Operating expenses:
Selling, general and administrative	839,971			839,971
Research and development	114,798	500	(3)	115,298
Total operating expenses	954,769			955,269

Loss from operations	(986,426)			(1,016,261)

Interest expense	-	73,600	(4)	73,600

Loss before income taxes	(986,426)			(1,089,861)
Provision for income taxes	-		(5)	-
Net loss	$(986,426)			$(1,089,861)

Loss per common share - basic and diluted			(6)	$(0.07)
Weighted average common shares outstanding - basic and diluted				15,268,712

See accompanying notes to unaudited pro forma financial statements

Notes to Unaudited Pro Forma Financial Statements

Please note that, due to guidelines governing the preparation of pro forma financial statements, the pro forma financial statements do not reflect certain estimated incremental expenses associated with being an independent, public company. These additional expenses are estimated to be approximately $55,000 for the six months ended March 31, 2010. The estimated incremental expenses, over the amount of general allocation of corporate overhead in the statements, associated with being an independent, public company include directors’ and officers insurance, transfer agent and regulatory fees, investor and public relations, and legal and audit costs. Pro forma guidelines recommend that we record the minimum debt financing in our best-efforts offering, accordingly $350,000 of debt has been assumed along with related warrants assuming the floor exercise price of $0.10 per share is also the market price. The actual warrant exercise price could vary significantly as could the ultimate value recorded for such warrants. Any increase in value of the warrants would not change the cash interest rate on the debt but would increase non-cash amortization from the value of the warrants recorded as a debt discount amortized over the debt term.

These unaudited pro forma financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position. The pro forma adjustments to the accompanying historical financial information at March 31, 2010 and for the six months ended March 31, 2010 and for the fiscal year ended September 30, 2009 are described below:

Balance Sheet at March 31, 2010
(A)
Reflects the minimum debt financing of $350,000 as if funded on March 31, 2010. The $45,600 value assigned to warrants issued with the debt is included in paid-in capital and as a debt discount. For illustrative purposes, the warrants are valued assuming the minimum floor price is the market price and using volatility of 80% (historical volatility of a selected peer group), a term of 5 years and a risk-free rate of 2.5%. Assuming the maximum exercise price and a market price of $0.30 per share would value the warrants, using the same assumptions, at $136,800, which would reduce pro forma net debt ($350,000 less the unamortized note discount) at March 31, 2010 from a net of $304,400 to $213,200 and correspondingly increase stockholders’ equity from $333,048 to $424,248. On a pro forma basis, noncash interest expense would increase by $45,600 for the six months ended March 31, 2010 and $91,200 for the year ended September 30, 2009, compared to the amounts reported in the illustrated pro forma statements of operations. If the market price exceeds the warrant exercise price, then the warrant value and the note discount could further increase and the discount amortization would increase noncash interest expense over the term of the debt. Changes to the valuation of the warrants has no impact on cash debt service requirements.

(B)
The LRAD Corporation net investment account represents the cumulative investments in, distribution from, and losses of our company. LRAD Corporation is retaining certain inventory to complete sales to existing customers, including Cardinal Health, Inc., and is retaining accounts receivable and is responsible for accounts payable and accrued liabilities at the spin-off.

(C)
Reflects reimbursement to Syzygy of $155,000 in estimated spin-off costs (effectively nonrecurring organization costs) and $90,000 reimbursement to Syzygy of estimated patent and pre spin-off research costs. The patent costs estimated at $7,500 are capitalized and other research costs are considered as an expense. These costs are not included in the pro forma statements of operations for the respective periods as they are considered nonrecurring charges resulting directly from the transaction and would be duplicative of research and development costs otherwise incurred. Actual costs incurred and reimbursed could differ from our estimates depending on the timing of the actual distribution and actual costs incurred for legal, accounting, printing, mailing, research and other costs.

(D)
Common stock issued and outstanding was calculated assuming a distribution ratio of one share of our common stock for every two shares of LRAD Corporation common stock. The pro forma number of shares is based on the number of shares of LRAD Corporation outstanding at March 31, 2010. The actual number of our shares outstanding will not be known until the actual distribution date.

Statements of Operations
(1)
A pro forma adjustment has not been made for revenues to Cardinal Health, Inc. and other customers that will be fulfilled by LRAD Corporation after the spin-off because these revenues are part of the product line that is transferring to Parametric Sound in the spin-off.

(2)	Royalties of 5% computed as if the new license agreement had been in effect for the respective period.
(3)	Reflects amortization of additional patent costs assuming a 15 year estimated useful life.
(4)
Reflects interest of 8% on the minimum debt financing assuming it had been funded at the beginning of each period and amortization of the value of warrants as a note discount amortized over the term of the debt. Assumes the minimum balance remained outstanding for the period presented.

(5)	No tax benefit is recognized as any deferred tax assets resulting from the net losses are offset by a full valuation allowance as those tax benefits are not likely to be realized.
(6)
Pro forma basic net loss per share is computed as if the shares of our common stock were issued and outstanding for the periods presented, assuming a distribution ratio of one share of our common stock for every two shares of LRAD Corporation common stock. The pro forma number of shares is based on the number of shares of LRAD Corporation outstanding for the respective periods presented. The actual number of our basic shares outstanding will not be known until the distribution date. The dilutive effect of stock options for employees was excluded from the calculation of diluted loss per share as the effect would have been antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the financial statements and other financial information included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Special Note About Forward-Looking Statements.”

We are a sound technology company focused on delivering directed parametric sound solutions to customers primarily in digital signage, point-of-purchase, in-store networks and related markets that benefit from sound that can be focused and controlled in specified locations. We are currently preparing a new product line and do not expect to report revenues until production quantities are available for sale to customers. There can be no assurance regarding the timing or amount of future revenues from this product line, if any.

Basis of Presentation

Separation from LRAD Corporation
We were incorporated under the laws of the State of Nevada on June 2, 2010 as a wholly-owned subsidiary of LRAD Corporation. We will have no material assets or activities as an independent, stand-alone company until LRAD Corporation contributes to us the business described in this information statement, which is expected to occur immediately prior to the distribution of shares. Following the spin-off, we will be an independent, stand-alone company holding most of LRAD Corporation’s HSS business. Prior to the spin-off, we will enter into a Separation Agreement and other ancillary agreements with LRAD Corporation to complete the separation of our business from LRAD Corporation. These agreements will also govern the relationship between us and LRAD Corporation after the distribution and will provide for the allocation of taxes and other liabilities and obligations attributable to periods prior to the distribution. After the spin-off, we expect to operate as an independent, public company. We will not contract with LRAD Corporation for any specific services. However, we and LRAD Corporation will cooperate with respect to certain administrative, manufacturing know-how transfer and other services reasonably necessary to complete the separation following the distribution date. We will enter into a license agreement under which we will exclusively license certain patent pending technology and trade secrets from Syzygy, an entity in which our  Chief Executive Officer, Elwood G. Norris is majority owner. We currently anticipate that, initially following the spin-off, our principal source of revenue will be from the sale of products from our new product line. For a summary of the above agreements and the pro forma impact of these agreements on us, please see “Our Relationship with LRAD Corporation After the Spin-Off” beginning on page 52 and “Unaudited Pro Forma Financial Statements” beginning on page 28.

Our financial statements were prepared on a carve-out basis from LRAD Corporation. The carve-out financial statements include allocated operating expenses of $954,769 and $2,081,231 for the years ended September 30, 2009 and 2008, respectively, and $207,574 and $549,599 for the six months ended March 31, 2010 and 2009, respectively. The allocations were based on management’s estimates of efforts expended on the respective operations of Parametric Sound and LRAD Corporation. For example, the carve-out combined financial statements reflect allocations of employee related costs (including salary, benefits and related overhead) for research and general and administrative services. These allocations were based upon various assumptions and estimates, and actual results may differ from these allocations, assumptions and estimates. However, the carve-out combined financial statements do not reflect additional expenses we expect to incur as an independent, stand-alone company.

Going Concern
Our financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Although normal asset impairment adjustments have been made as required by generally accepted accounting principles, the accompanying financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

As a result of significant recurring net losses that we have incurred through September 30, 2009 and 2008 and our need for significant new financing, the report of our independent auditors dated June 23, 2010 includes a going concern explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern. If funding from internal sources or from public or private financing is insufficient to fund the business at necessary levels, or if we are unable to develop, market and commercialize our new product line and otherwise develop our business, we will have to substantially cut back our development efforts, reduce or discontinue our operations or cease to exist.  Any of these results would be detrimental to the value of our common stock. We can make no assurances that we will be able to obtain development and working capital financing on favorable terms or at all, or that our technologies, products or business operations will develop and provide us with funds to continue operations. In addition, our going concern uncertainty may affect our ability to raise additional capital, and may also affect our relationships with suppliers and customers. Stockholders should carefully examine our financial statements.

Challenges, Opportunities, and Uncertainties

To date, our business has been operated as a part of LRAD Corporation’s sound products business. Upon completion of the spin-off, we will incur the burden and incremental expenses associated with being an independent, stand-alone public company without any ongoing support or services from LRAD Corporation. Accordingly, we will be required to establish and grow business functions including research and development, production, marketing, sales, distribution, service and administration. Until we generate revenues and margins or obtain additional financing, we expect to have limited personnel to accomplish these functions and will primarily rely on Mr. Norris and the part-time services of Mr. Barnes along with outside consultants and suppliers we intend to engage for production and certain other services. Should we not reach an employment or agency relationship with David Pratt, the current Director of Business Development responsible for HSS business at LRAD Corporation (see “Key Personnel” on page 46), then we intend to hire a replacement to coordinate and direct our sales and marketing activities with existing and new HSS customers. Given our limited personnel, there is risk and uncertainty whether we can timely accomplish required functional activities and achieve important milestones, including introducing new products and obtaining orders from existing and new customers.

Although over 11,000 HSS systems, mostly the H450 product model, have been sold since 2004, we expect future revenues following the spin-off to be from new products not yet in production. If we do not timely produce successful products, future revenues could be delayed. We are unable to predict the market acceptance of our new products or the level of future sales, if any. However, due to our new technology and reduced component costs, we expect to offer improved HSS systems at more competitive prices than the H450, and we believe this creates new opportunities for directed sound. We believe there are opportunities to grow the HSS business for use in growing markets for digital signage, point-of-purchase, in-store networks and related markets and applications. However, we have not yet commenced marketing our new products and have no orders or customers for our products.

Since we are receiving no cash, receivables or other working capital from LRAD Corporation in connection with the spin-off, we will be reliant on new debt financing to provide initial working capital. We will need additional capital to finish development and marketing of our new product line and working capital to produce product for sale to customers. Obtaining required additional financing in the future could be a significant management challenge and failure to secure necessary financing would have a material adverse affect on our company. Our ability to continue as a going concern is dependent upon achieving a profitable level of operations and until then obtaining additional financing.

Given our limited personnel and financial resources we face significant challenges in establishing, operating and growing our new business. The continued global economic downturn could increase the challenges in operating our business. We expect we will need to continue to innovate new applications for our sound technology, develop new products to meet diverse customer requirements and identify and develop new markets for our products.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as U.S. GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, impairments, warranty liabilities and contingencies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, reserves for uncollectible accounts receivable, warranty liabilities, impairments, contingencies and stock-based compensation. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Balances and Expenses Assignment and Allocations
The accompanying financial statements include all revenues and cost of revenues directly attributable to the HSS product business. However, in circumstances where costs are shared, management used certain estimates to allocate expenses incurred by LRAD Corporation on behalf of the business included in the financial statements. The most significant expenses are as follows:

•
Direct costs of HSS product development, sales and administrative personnel are included along with associated stock-based compensation and allocated employee benefits on a specific identification basis.

•	HSS patent amortization costs, including impairments, are included in research and development costs.
•
Certain shared administrative salaries and costs including accounting, payroll, human resources, information technology and other services along with legal, auditing and other administrative costs were allocated based on estimates of the proportionate cost incurred by LRAD Corporation related to the Parametric Sound business.

•	Other costs including facility and occupancy costs were allocated proportionately based on revenues.

Management believes that the assumptions and methods of allocation used underlying the financial statements are reasonable. However, the costs as allocated to us are not necessarily indicative of the costs we would have incurred if we had operated as a stand-alone entity.

Revenue Recognition and Product Costs
Product revenues reflect amounts received from customers from the sale of HSS products. Product sales to customers, including resellers, are recognized in the periods that products are shipped to customers (FOB shipping point) or received by customers (FOB destination), when the fee is fixed or determinable, when collection of resulting receivables is probable and there are no remaining obligations on our part. Our customers do not have the right to return product unless the product is found to be defective. Product costs include direct manufacturing costs and allocated overhead which require estimates to allocate various costs to product results.

Impairments
Our inventory is comprised of raw materials, assemblies and finished products. We must periodically make judgments and estimates regarding the future utility and carrying value of our inventory. The carrying value of our inventory is periodically reviewed and impairments, if any, are recognized when the expected future benefit from our inventory is less than its carrying value.

Intangible assets consist of patents that are amortized over their estimated useful lives. We must make judgments and estimates regarding the future utility and carrying value of intangible assets. The carrying values of such assets are periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

Stock-based Compensation
We account for share-based compensation in accordance with the provisions of Accounting Standards Codification (ASC) 718, “Compensation—Stock Compensation” requiring the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. ASC 718 requires the use of subjective assumptions, including expected stock price volatility, forfeitures and the estimated term of each award. If actual results differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

Warranty Liabilities
We establish a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. This reserve requires us to make estimates regarding the amount and costs of warranty repairs we expect to make over a period of time. Factors affecting warranty reserve levels include the number of units sold, anticipated cost of warranty repairs, and anticipated rates of warranty claims. If actual results differ significantly from our estimates, cost of sales and our results of operations could be materially impacted.

Revenues, Product Costs and Operating Expenses

During the periods presented, most of our revenues and related product costs were for our HSS H450 product. At the separation, LRAD Corporation will finish certain H450 business in process, including the fulfillment of orders received prior to the separation, unsolicited orders received from current customers through December 31, 2010, and any future orders received from Cardinal Health, Inc. through the completion of their current project, and we will not recognize any revenues or costs or liabilities for such sales. Although we own the rights and could produce and sell H450 product in the future, we have no current plans to do so. Our future revenues and costs are expected to be from our new product line. Although we expect former customers of LRAD Corporation’s HSS business to be future customers, there can be no assurance thereof. Due to the anticipated changes in our product, past sales and historical margins are not indicative of future results.  Based on our costing of prototype components and estimated assembly costs, we are planning product pricing targeting gross margins of at least 40% but actual results could differ materially from our plans. We have not yet begun to market our products and, accordingly, cannot predict the degree of product acceptance by existing or new customers or the level of future product revenues, if any.

Our operating expenses have historically included (a) selling, general and administrative expenses and (b) research and development expenses. Research and development expenses comprise the costs incurred in performing research and development activities on our behalf, including salaries and benefits, facilities expenses, depreciation, overhead expenses, patent amortization, contract services and other outside expenses. As described above, our past expenses required allocations of costs because we were not accounted for as a separate unit of LRAD Corporation. The cost structure of our company after the spin-off will be significantly different than our historical costs. We expect our selling, general and administrative expenses to be lower than in the past due to fewer personnel and our smaller size as a start-up company.  The actual level of future selling, general and administrative expenses will be dependent on staffing levels, elections regarding the use of outside resources, public company and regulatory costs, the impact of noncash stock-based compensation costs and other factors, some outside our control.

The scope and magnitude of our future research and development expenses are difficult to predict at this time given the changes being made to our planned product line and other management and organizational changes resulting from the spin-off. Again, historical expenditures are not indicative of future expenditures.

While we expect our initial operating costs to be approximately $20,000 per month, these costs could increase rapidly as we introduce our products and expand our research and development, production, distribution, service and administrative functions in future months. We may also incur future financing costs and substantial noncash stock-based compensation costs depending on future option grants which are impacted by stock prices and other valuation factors.

Results of Operations

The following is a discussion of the results of our operations for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009 and 2008.

Comparison of Results of Operations for the Six Months Ended March 31, 2010 and 2009

Revenues

Revenues of HSS products increased $166,472, or 93%, to $345,197 in the six months ended March 31, 2010 from $178,725 in the six months ended March 31, 2009. The sales growth is primarily due to a program with Cardinal Health, Inc. for a kiosk application for in-store pharmacies, which contributed revenue of $171,760 and $0 in the six months ended March 31, 2010 and 2009, respectively. Future revenues for this Cardinal Health, Inc. program will continue to be fulfilled by LRAD Corporation.

Gross Profit

Gross profit for the six months ended March 31, 2010 was $53,701, or 16% of revenues, compared to $34,115, or 19% of revenues for the six months ended March 31, 2009. The increase in gross margin is primarily due to the increased revenues during the period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended March 31, 2010 decreased by $325,765 to $152,134, from $477,899 during the six months ended March 31, 2009. The decrease in expenses is primarily due to $32,894 of lower salaries and benefits, $324,581 of lower non-cash share based compensation expense due to stock options becoming fully vested and lower staffing, offset by an increase in allocation for support services due to the increase in sales.

We incurred non-cash share-based compensation expenses allocated to selling, general and administrative expenses in the six months ended March 31, 2010 and 2009 of $3,604 and $328,186, respectively.

Research and Development Expenses

Research and development expenses for the six months ended March 31, 2010 decreased by $16,260 from $71,700 in the six months ended March 31, 2009 to $55,440 during the six months ended March 31, 2010. We did not invest any development staff in this product line during these periods. The expenses for research and development pertained to patent amortization expenses and the impairment of patents that were associated with patents that were no longer consistent with our business strategy. We incurred $14,881 lower patent impairment expense during the six months ended March 31, 2010 compared to the same period for 2009.

Net Loss

Our net loss for the six months ended March 31, 2010 decreased by $361,611 to $153,873, compared to a net loss of $515,484 for the six months ended March 31, 2009. The decreased loss was the result of higher revenues and lower operating expenses.

Comparison of Results of Operations for the Years Ended September 30, 2009 and 2008

Revenues

Revenues decreased $136,238, or 18%, to $607,106 in the year ended September 30, 2009, compared to $743,344 in the year ended September 30, 2008.  Sales decreased to several resellers in Europe, Asia and the U.S., partially offset by an increase in sales to Cardinal Health, Inc. in the year ended September 30, 2009 for a program to install kiosks using HSS speakers in their in-store pharmacies. Future orders for this Cardinal Health, Inc. program will continue to be fulfilled by LRAD Corporation.

Gross Loss

Gross loss for the year ended September 30, 2009 was $31,657, compared to a gross loss of $68,501 for the year ended September 30, 2008.  The decrease in gross loss is primarily due to a lower reserve for inventory obsolescence and a lower allocation of expenses due to lower revenues in the year ended September 30, 2009 than in the year ended September 30, 2008.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2009 decreased by $500,678 to $839,971, from $1,340,649 during the year ended September 30, 2008. The decrease in expenses is primarily due to $107,784 of lower salaries and benefits, $219,657 of lower non-cash share based compensation expense from stock options becoming fully vested and lower staffing, and $169,996 lower allocated expenses due to an overall reduction in LRAD Corporation spending.

We incurred non-cash share-based compensation expenses allocated to selling, general and administrative expenses in the year ended September 30, 2009 and 2008 of $444,664 and $664,321, respectively.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2009 decreased by $625,784 to $114,798 from $740,582 in the year ended September 30, 2008. During the second quarter of fiscal 2008, we significantly reduced our research and development staff supporting the HSS product line. As a result, our year over year expenses decreased by $302,052 for salaries and benefits, in addition to a decrease of $131,971 for non-cash share-based compensation expense, $9,178 for lower patent amortization and $155,858 for lower patent impairment expense associated with patents that were no longer consistent with our business strategy.

We incurred non-cash share-based compensation expenses in research and development of $131,971 in the year ended September 30, 2008. There was no similar expense recorded in the year ended September 30, 2009.

Net Loss

Our net loss for the years ended September 30, 2009 and 2008 was $986,426 and $2,149,732, respectively. The decrease in the loss was primarily due to lower operating expenses.

Liquidity and Capital Resources

Overview
Historically, our sole source of liquidity has been funding from LRAD Corporation. Following the spin-off, we expect our primary source of liquidity will be the proceeds from our debt financing and any revenue generated from the sale of products after introduction of our new product line.

Capital Requirements
At the separation date, LRAD Corporation will contribute substantially all of its HSS business assets to us, which consists primarily of patents; inventory, which was previously nearly fully reserved for in LRAD Corporation's financial statements; and fully depreciated fixed assets. We will receive no accounts receivable or any cash from LRAD Corporation. Accordingly, our liquidity will be dependent on our debt financing. In the future, we expect to use certain inventory in future production thus reducing our cash production costs on initial production.

Assuming only the $350,000 minimum debt financing committed by Mr. Norris is funded at the spin-off, we will have limited cash for working capital and will require additional financing. We expect we will require a minimum of $250,000 in additional capital to maintain planned operations for the first  12 months following the distribution date. We believe these resources will be funded from our debt financing and that some of these resources may be obtained from selling our new product line to existing and new HSS business customers. There is no assurance we can obtain any required additional debt financing on the terms of the current financing or other terms or that any future debt or equity financing will be available to us. Failure to secure additional financing or to quickly produce and sell our new products could have a material adverse effect on our operations and force us to curtail our planned activities.

In addition to reimbursing Syzygy an estimated $155,000 of spin-off costs and $90,000 of technology related development costs, we expect that our short-term liquidity requirements will include approximately $55,000 of incremental public company expenses, $50,000 for additional design and tooling for our new product line and $10,000 for production working capital. We anticipate that our operating costs will initially approximate $20,000 per month but demands for operating and working capital funds could grow rapidly based on decisions regarding staffing, development, production, marketing and other functions and based on factors outside our control.

We currently have no other commitments requiring liquidity. However within twelve months, should we not generate sufficient funds from operations or arrange other financing to retire our debt financing then we will be required to renegotiate or refinance such debt and there is no assurance we can do so on acceptable terms. Failure to timely obtain any required additional financing in the future will have a material adverse affect on our company. Our ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and until then obtaining additional financing.

Our future capital requirements, cash flows and results of operations could be affected by and will depend on many factors that are currently unknown to us, including:
•	the timing of the availability of our new product line for sale to customers;
•	the timing and extent of any market acceptance of our products;
•	the costs, timing and outcome of planned production and required customer and regulatory compliance of our new products;
•	the costs of preparing, filing and prosecuting our patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;
•	the costs and timing of additional product development;
•	the costs, timing and outcome of any future warranty claims or litigation against us associated with any of our products; and
•	the timing and costs associated with any new financing.

Cash Flows

Operating Activities

During the six months ended March 31, 2010 and 2009, we reduced our investment from LRAD Corporation from operating activities by $82,101 and $24,009.  Our investment from LRAD Corporation for the six months ended March 31, 2010 was reduced by $200,758 from reduced inventory, $15,054 from lower warranty settlements and $153 from increased accounts payable. The investment from LRAD Corporation was increased as a result of the net loss of $153,873, reduced by expenses not requiring the use of cash of $66,947, $16,944 increase in accounts receivable and $29,994 decrease in accrued payroll. Our investment from LRAD Corporation for the six months ended March 31, 2009 decreased by $24,009 as a result of $50,760 from lower accounts receivable, $116,093 from reduced inventory and $5,580 from increased customer deposit. The investment from LRAD was increased as a result of the net loss of $515,484, reduced by expenses not requiring the use of cash of $382,539, $2,078 for reduced accounts payable and $13,383 for lower accrued payroll.

Investing Activities

We used cash of $3,307 and $1,369 during the six months ended March 31, 2010 and 2009 for investments in patents.

Financing Activities

Financing activities used cash of $78,794 during the six months ended March 31, 2010, and $126,456  for the fiscal year ended September 30, 2009 and generated cash of $577,576 for the fiscal year ended September 30, 2008. All cash and investments are held and managed by LRAD Corporation. Accordingly, cash used to pay our expenses or cash collected from customers by LRAD Corporation on our behalf are recorded as an increase or decrease in the LRAD Corporation net investment (capital deficiency). Other than cash received from customers, LRAD Corporation has funded our research and development expenses. Thus, our financing activities primarily represent the operating expenses funded by LRAD Corporation.

Contractual Obligations
We have no material contractual obligations. We are committed to pay up to a 5% royalty on future product sales to Syzygy for use of their patent pending technology and trade secrets included in the new product line.

Effects of Inflation
We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Recent Accounting Pronouncements
There have been no recent accounting pronouncements or changes in accounting pronouncements during the period ended March 31, 2010, or subsequently thereto, that we believe are of potential significance to our financial statements.

BUSINESS

Overview

We are a sound technology company focused on delivering directed parametric sound solutions to customers primarily in digital signage, point-of-purchase, in-store networks and related markets that benefit from sound that can be focused and controlled in specified locations.

A directed sound solution includes (a) the ability to accept various user media sources as input, typically a computer, a DVD player, radio, television or microphone, and (b) custom processing and control electronics allowing an amplifier to drive speakers (called emitters in parametric sound applications). We intend to continue the pioneering work performed in this field by LRAD Corporation. Since 2004, LRAD Corporation has sold over 11,000 HSS systems, mostly the HSS H450 product model. We plan to replace the H450 model with an improved solution employing improved emitters complemented by new patent-pending processing and control electronics developed by our Chief Executive Officer, Elwood G. Norris, and that will be licensed by us following the distribution. Our prototypes evidence improved sound clarity, wider frequency response and reduced distortion with higher sound volume from less power input.  Based on our costing of prototype components and estimates of assembly costs, we expect to produce new products at a reduced cost compared to the H450.

We believe improved sound quality produced at reduced cost differentiates us from competitors and opens new market opportunities for directed sound solutions. The existing emitter design has been proven repeatable, and we believe our new processing and control electronics package can be readily assembled by any number of electronic component manufacturers reducing the overall risk of introducing our new generation of products.

History

LRAD Corporation pioneered a new paradigm in sound production based on well-known principles of physics. Parametric or nonlinear acoustics use changing pressures in air to produce sound indirectly by carrying content into the air along ultrasonic frequencies.

Parametric sound technology has gone through various iterations of both emitter designs and amplifier and processing electronics over the last 15 years. Although we consider that LRAD Corporation was a leader in this niche market, we believe the potential for applications of parametric directed sound have not been realized primarily due to limitations of the current product and its relatively high cost compared to sound systems for targeted applications. Further, due to rapid growth in its LRAD business, LRAD Corporation has not focused new resources on its HSS business in part due to its lower product margins and limited market acceptance.

Mr. Norris was the original inventor of LRAD Corporation’s HSS technology. In April 2005, he was awarded the $500,000 Lemelson-MIT Prize for the HSS acoustics innovation. In April 2009, he stepped down as Chairman of LRAD Corporation, in September 2009, he retired from an active role at LRAD Corporation and in June 2010, he resigned as a director to focus on Parametric's business. LRAD Corporation in the last several years has focused most of its financial, technical and marketing resources on its LRAD business that is now driving profitable operations. In January 2010, Mr. Norris began discussions with LRAD Corporation about an HSS license and in the course of due diligence independently invented new processing and control electronics that he believes complements the current emitter design resulting in a new, improved and more economical product. After discussions with LRAD Corporation’s Board of Directors, the parties concluded that a spin-off would be the best means of improving HSS technology. Mr. Norris then agreed to take an active role in our company. In April 2010, LRAD Corporation’s Board of Directors approved a plan to spin-off the HSS business assets by contributing them to a newly formed subsidiary, Parametric Sound Corporation. The spin-off was approved by LRAD Corporation stockholders on June 2, 2010.

Since January 2010, Mr. Norris has spent significant time evaluating the parametric sound technology, inventing new concepts and testing new processing and control electronics and prototypes along with changes to the emitters to improve sound reproduction. His goal is a directional sound solution more competitive in cost to existing audio systems for targeted applications, but with the benefit of directionality. Mr. Norris has filed for patent protection on these innovations, and the new technology and trade secrets will be licensed through Syzygy, to Parametric Sound (see “License” on page 41).

Technology

The common speaker types in use today such as dynamic, electrostatic, ribbon and other transducer-based designs, are direct radiating, and are fundamentally a piston action, directly pumping air molecules into motion to create audible sound waves we hear. Parametric, or nonlinear acoustics, on the other hand, create sound “in the air.” Audible sound is generated along an ultrasonic column using frequencies above the normal range of hearing. This parametric sound beam is highly directional and maintains sonic clarity and intelligibility over longer distances than traditional loudspeakers. Our technology is compatible with any media input but beams focused sound where you want it and nowhere else.

Parametric sound employs ultrasonic frequencies to carry content, such as music and voice, into the air. Proprietary ultrasonic emitters, or transducers, which convert electrical energy to high frequency acoustical energy, produce these ultrasonic frequencies beyond the range of hearing.  These ultrasonic emitters are used in lieu of loudspeakers to emit a custom-generated ultrasonic wave with the proper difference frequency characteristics to produce audible sound within and throughout a tightly formed beam. Audible sound is not created on the surface of the ultrasonic emitter—a significant departure from a direct radiating loudspeaker.  Instead, the audible sound is generated in the air itself and is focused and directed. For example, if the acoustic beam is directed towards a wall, the sound first emanates from the surface of the wall, not from the emitter, as it would be with a conventional loudspeaker. Or, if the acoustic beam is directed to a person, the sound is created at the person. This directionality allows sound to be focused or “beamed” in space or diffused from a surface in a variety of ways to produce desired effects. Also, the sound does not spread at the same rate over distance as it does with traditional speakers. This unique feature provides improved intelligibility at selected distant points with less energy than traditional speakers, creating the ability to communicate directed sound at longer distances.

A typical sound solution for our targeted applications includes (a) inputs to accept a user media source, typically a computer, a DVD player, radio or microphone, and (b) an amplifier and related control electronics to drive speakers.  A parametric sound solution includes (a) the ability to accept various user media sources as input, typically a computer, a DVD player, radio, television or microphone, (b) custom processing and control electronics allowing an amplifier to drive emitters and (c) ultrasonic emitters to produce sound in the air. Parametric solutions to date, including those of LRAD Corporation and our competitors, have demonstrated lower sound quality and volume, higher distortion and higher costs than standard sound systems in comparable applications.

LRAD Corporation developed proprietary emitter technology employing custom thin piezo film manufactured pursuant to our formulation. LRAD Corporation’s intellectual property includes the film formulation and methods to reliably produce emitters using this custom film. While we believe the current emitter design and production techniques can be improved over time, the current emitters have proven reliable in the current H450 product and our new processing and control electronics package has been specifically designed to improve the output and performance of the existing emitter technology.  We depend on a single piezo-film supplier, Measurement Specialties Inc., to provide expertise and materials used in our proprietary emitters. We believe that the other components incorporated from our products can be obtained from multiple supply sources.  As such, we do not believe that our other current suppliers are material to the operation of our business at this time.

LRAD Corporation’s HSS electronics employed sophisticated digital processing algorithms requiring expensive components. We believe the processing and control electronics invented, designed and developed by Mr. Norris address some of the competitive issues facing this technology. We further believe the new electronics system complements the current emitter and uses less power to generate higher output providing less stress and potential for emitter failure. Our new products are intended to offer customers improved sound quality and higher volume with wider frequency response and reduced distortion while being simpler and more economical to produce.

License

We intend to enter into a license agreement with Syzygy promptly following the distribution Syzygy is an entity in which Mr. Norris is majority owner. Mr. Norris has assigned to Syzygy certain patent pending technology and trade secrets related to a new, improved and more cost-effective method of processing media input to create parametric sound output for parametric emitter devices such as those employed by us. He has also invented improvements to the emitters complementary with the new processing and control electronics. We have agreed to reimburse patent, testing and prototype costs incurred to date (an amount estimated at $90,000) and to pay future patent related costs. These prior costs include up to a maximum of $25,000 for Mr. Norris’ time in producing and testing prototypes and preparing for production.

The license, which has not been executed as of the date of this information statement, but is expected to be executed promptly following the distribution, will provide for future royalties of 5% of revenues from products employing the technology and a term of 20 years or the life of any resulting patent, whichever is greater. In the event no patent covering the licensed technology is issued after four years, then the royalty rate shall reduce to 3% in any territory until or if a patent is issued for any such territory. We may not sublicense without the permission of Syzygy and sublicense royalty rates are subject to future negotiation in good faith. The license will be entered into only if the distribution is successfully completed and after effectiveness may terminate if we do not use commercially reasonable efforts to pursue the parametric sound business.

Although we expect to enter into the license promptly following the distribution, there is no assurance that the license will be executed or that we will have the benefit of the technology that is the subject of the license.  If we are unable to obtain the benefits of the technology owned by Syzygy, we will be unable to develop new products and grow our business, which will have a material adverse effect on our business, liquidity, results of operation and financial position.

Products

The HSS H450 product has a 5 by 10 inch emitter surface and has been produced by LRAD Corporation since 2005. While we will own all rights and certain inventory to continue to build the H450 product, we have no current plans to do so. We have designed a new generation of HSS products and are in early stages of production development for the following two initial products:

HSS-S2150 – a stereophonic system employing two 5 by 10 inch emitters. Unlike the H450, the electronics are separate from the emitters connected by essentially standard speaker wire allowing for a great variety of installations and flexibility to connect to multiple media sources.

HSS-M1150 – is a monaural system from one 5 by 10 inch emitter. Similar to the HSS-S2150, this product features electronics separate from the emitter providing greater installation flexibility.

We expect to develop and introduce additional product models in the future. We also expect to have the flexibility to customize products for individual customers including features such as a wireless interface, performance monitoring and other features.

Strategy

Our goal is to realize the potential of directed sound primarily targeting digital signage, point-of-purchase, in-store networks and related markets and applications. We aim to produce a product line to meet the requirements of these customers. The key elements of our strategy include:

•
Produce a product line meeting customer requirements for easy and flexible installation using content from a range of media sources, complementing equipment such as video devices, kiosks and vending machines.

•	Develop a turnkey manufacturing relationship to produce our products, thereby reducing a need for manufacturing space and production personnel.

•
Develop relationships with customers requiring large numbers of products, including value added resellers (VARs), original equipment manufacturers (OEMs) and distributors that focus on specific end user solutions.

We also plan to explore uses for our technology in the emerging stereoscopic three-dimensional (3D) video market for computers, homes and theaters. The growth of 3D viewing creates opportunities for new 3D sound systems. We intend to explore the use of parametric speakers to reproduce binaural recordings. Binaural recordings use special microphones to capture directional sound information during recording and typically must be replayed through headphones. Parametric speakers reduce loudspeaker cross-talk that interferes with binaural reproduction from conventional stereo speakers. We believe our speakers complement or enhance digital signal processing (DSP) techniques such as ambiophonics that are designed to emulate headphones for binaural sound reproduction from two speakers.

Our research and development strategy is to continue to develop innovative directed acoustic solutions and design new product solutions for our target markets.

Manufacturing and Suppliers

We have substantially completed our electronic design and component selection. We are testing our new electronics system while preparing for initial production. We have employed a professional and experienced industrial design and turnkey product development firm for mechanical and manufacturing design of our product, to produce pilot production models and support manufacturing startup. We expect to employ certain existing emitter parts, molds and manufacturing processes. Our new electronics system consists mostly of off the shelf components fitting into a standard electronics board with traditional input and output connectors.

LRAD Corporation developed custom manufacturing equipment used to automate the production of our emitter sub-assemblies reducing the labor component and permitting higher volume production. We expect to build or have our emitters built by others under contract using this equipment. We plan to have our electronic boards produced by one or more contract manufacturers on a turnkey basis. We plan to purchase molded parts from suppliers and assemble and test final products at our facility or contract others for assembly. We may elect to utilize internal quality control personnel depending on circumstances as they arise.

Our technology is substantially different from proven, mass-produced sound transducer designs, and manufacturing and assembly involves new processes and materials. We believe arranging and maintaining quality manufacturing capacity will be essential to the performance of our products and the growth of our business.

Selling, Marketing and Customers

We intend to sell our products using our executive officers and commissioned agents. We intend to employ one sales employee of LRAD Corporation but do not currently intend to develop an internal sales force but may do so in the future. We also intend to approach value added resellers (VARs) to use our sound solution in their products as well as engage distributors and independent selling representatives. There can be no assurance we can develop adequate distribution through these or other methods.

We intend to initially target the growing direct advertising market including digital signage, point-of-purchase and in-store networks. We believe our sound solution mitigates the effects of sound clutter often attributable to these products. In-store display advertising tends to irritate customers if too intrusive or loud and annoy workers due to repetition. Our products are being designed to achieve focused, controlled sound that targets only those customers situated in specified locations such that nearby customers and store clerks do not hear the message. We believe the ability to focus sound is a driving feature of our sound solution. We believe our technology offers a number of advantages:

•	delivery of more effective advertisements to store patrons;

•	ability to create a beam of sound and place it only where it is intended;

•	ability to manipulate or selectively position or diffuse the source of sound;

•	ability to deliver a beam of sound over longer distances than conventional speakers, such as down a grocery store aisle;

•	ability to penetrate other competing sounds; and

•	elimination of feedback from live microphones.

We expect additional sound applications to become evident as our products become more widely known and accepted. We intend to explore the uses of our speakers in the 3D sound market.

Warranties

We expect to warrant our products to be free from defects in materials and workmanship for a period up to one year from the date of purchase. The warranty will be generally a limited warranty, and in some instances impose certain shipping costs on the customer. We expect in most cases it will be more economical and effective to replace the defective part, whether emitter or electronics, rather than repair, but in the future we may establish repair warranty service directly or through others.

Early versions of LRAD Corporation’s HSS products experienced excessive failures and warranty issues. The H450 has been more reliable, and we expect even greater reliability of our new product series because we generate higher sound levels at lower wattage producing less heat and stress on emitters. The new electronics system was designed with the knowledge gained from the H450 results.

Competition

Our technologies and products compete with those of other companies. The consumer, commercial and government audio industry markets are fragmented and competitive and include numerous manufacturers with audio products that vary widely in price, quality and distribution channels. Many of our present and potential future competitors have, or may have, substantially greater resources to devote to further technological and new product developments.

We believe our new product will be the leading parametric sound system with limited direct competition. Companies such as Brown Innovations and others have employed domes and other techniques to try to focus or contain sound for directed sound applications such as point-of-sale. We do not believe these methods are directly competitive to our parametric sound solution in ease of use, cost and performance. Although others have attempted to use parametric speaker concepts or other concepts to produce directed sound, we do not believe they have progressed to directly competitive commercial products as compared to our planned product line. Holosonic Research Labs, Inc. produces a parametric speaker called the Audio Spotlight; Panphonics produces the Sound Shower directional speaker; Sennheiser Electronics has announced a parametric speaker product called the AudioBeam Master; and Mitsubishi has a parametric speaker product sold in Japan. These companies employ electrostatic and piezoelectric emitter devices or other concepts that we believe have lower output and are more expensive than our proprietary emitters, especially when combined with our new electronics system. However, these competitors or others may introduce products with features and performance competitive to our products.

Seasonality

We do not expect to experience any significant seasonality trends. Seasonality trends may occur in the future.

Government Regulation

Our electronic products are subject to various regulations and are required to meet the specifications of agencies such as the Federal Communications Commission (FCC). We believe we will be in substantial compliance with all current applicable regulations, and we expect to have all material governmental permits, licenses, qualifications and approvals required for our operations.

Our parametric sound technology is subject to control under the Radiation Control for Health and Safety Act of 1968, and the associated regulations promulgated by the Food and Drug Administration (FDA), as an electrical emitter of ultrasonic vibrations. Under the terms of such regulations, LRAD Corporation provided an abbreviated report to the FDA describing the technology. The FDA may respond to the report and request changes or safeguards to the technology, but it has not done so to date. We will also be required to notify the FDA in writing should a product be found to have a defect relating to safety of use due to the emission of electronic product radiation. We do not believe our technology poses any human health risks. However, it is possible that we, or one of our customers, could be required to modify the technology, or a product incorporating the technology, to comply with requirements that may be imposed by the FDA.

Our products will be produced to standard product safety requirements for sale in the United States and to similar requirements for sale in Europe and Canada. We expect to meet the electrical and other regulatory requirements for electronic systems or components we sell throughout the world.

Intellectual Property

We have a substantial base of intellectual property assets including patents, pending patents, trademarks and trade craft and trade secrets such as know-how. We operate in an industry where innovations, investment in new ideas and protection of resulting intellectual property rights are important to success. We expect to rely on a variety of intellectual property protections for our products and technologies, including contractual obligations, and we intend to pursue a policy of vigorously enforcing such rights.

LRAD Corporation contributed to us 28 U.S. patents and 3 foreign patents. Our patents expire between 2016 and 2025. However, to maintain such patents we are required to pay periodic maintenance fees with nine patents requiring maintenance fees to be paid yet in 2010. We will evaluate all our patents with respect to our product offerings and determine which to maintain and which to let lapse as they become due for renewal. We have four pending patent applications that we evaluate periodically to determine which, if any, to continue to pursue for issuance. We also believe we own important tradecraft and trade secrets in the design and production of our piezo film ultrasonic emitter.

Mr. Norris, through Syzygy, has filed for patent coverage for the new electronics processing system and emitter improvements that will be exclusively licensed to us following the distribution date. Mr. Norris is an experienced inventor with multiple patents and believes the new system is novel and will result in one or more patents. If we enter into the proposed exclusive license, we will agree to pay for patent related expenses.

In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is important to compete effectively in the sound reproduction industry. We have an ongoing policy of filing patent applications to seek protection for novel features of our products and technologies. Prior to the filing and granting of patents, our policy is to disclose key features to patent counsel and maintain these features as trade secrets prior to product introduction. Patent applications may not result in issued patents covering all important claims and could be denied in their entirety.

The electronics industry is characterized by frequent litigation regarding patent and other intellectual property rights. Others, including academic institutions and competitors, hold numerous patents in electronics and sound reproduction. Although we are not aware of any existing patents that would materially inhibit our ability to commercialize our sound technology; others may assert claims in the future. Such claims, with or without merit, may have a material adverse effect on our financial condition, results of operations or cash flows.

The validity of existing patents has not been adjudicated by any court. Competitors may bring legal action to challenge the validity of our existing or future patents or may attempt to circumvent the protection provided by such patents. The failure to obtain patent protection or the loss of patent protection on our existing and future technologies or the circumvention of our patents by competitors could have a material adverse effect on our ability to compete successfully.

We acquired four U.S. trade names from LRAD Corporation along with additional foreign rights to some of the same names. We intend to file for trade name and trademark protection when appropriate. Trade names or trademarks may not be successfully maintained, defended or protected.

Our policy is to enter into nondisclosure agreements with each employee and consultant or third party to whom any of our proprietary information is disclosed. These agreements prohibit the disclosure of confidential information to others, both during and subsequent to employment or the duration of the working relationship. These agreements may not prevent disclosure of confidential information or provide adequate remedies for any breach.

Employees and Executive Officers

At the distribution date we will have two executive officers, Elwood G. Norris, our President and Chief Executive Officer, and James A. Barnes, Secretary and Treasurer. We have no other employees but intend to employ the current HSS sales employee of LRAD Corporation.

Properties

We expect to lease approximately 4,500 square feet of office, testing, assembly and warehousing space at 1941 Ramrod Avenue, Suite #100, Henderson, Nevada 89014, pursuant to a one year lease at a monthly rate of $4,000 that will only become an obligation of Parametric Sound at the distribution date. Syzygy has entered into the lease commencing July 1, 2010 for transfer to and use by Parametric Sound upon spin-off. We expect that this property will be sufficient to meet our needs for at least the next 12 months.  We have sublet a portion of the space on a month-to-month basis for $2,000 per month reducing the current monthly payment to $2,000.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning those persons that will serve as executive officers and directors of Parametric Sound immediately following the distribution date.

Name	Age	Position(s)
Elwood G. Norris	71	Director, President and Chief Executive Officer
Daniel Hunter	59	Director
James A. Barnes	55	Secretary and Treasurer

After the spin-off, when and as business requires and funds are available, we may hire or appoint additional executive officers. We have no understanding or arrangements regarding any additional executive officers to be appointed on or after the spin-off date.

Elwood G. Norris will serve as a director and as President and Chief Executive Officer following the distribution date. He was a director of LRAD Corporation from August 1980 to June 2010. He served as Chairman of LRAD Corporation’s Board of Directors, an executive position, in which he served in a technical advisory role and acted as a product spokesman from September 2000 to April 2009. From 1988 to November 1999, he was a director and Chairman of e.Digital Corporation, a public company engaged in electronic product development, licensing and sales. During that period, he also held various other executive officer positions at e.Digital. From August 1989 to October 1999, he served as director and held various executive officer positions with Patriot Scientific Corporation, a public company engaged in intellectual property licensing. Since 2000, he has been a director of AirScooter Corporation, a non-reporting public company. He is an inventor of more than 50 U.S. patents, primarily in the fields of electrical and acoustical engineering, and is a frequent speaker on innovation to corporations and government organizations. He was the inventor of the HyperSonic Sound (HSS) technology.  Mr. Norris is one of the owners of Syzygy, but has no employment or management relationship with Syzygy.  Mr. Norris expends, and expects following the spin-off to expend, minimal time on Syzygy matters.

Daniel Hunter, will be a director on the distribution date. He was a director of LRAD Corporation from May 2001 to March 2010. Mr. Hunter has been a licensed certified public accountant for the past 34 years. He obtained his accounting degree from the University of Utah in 1973. For the past 29 years, Mr. Hunter has operated his own law offices specializing in business and tax law. He obtained his J.D. from the University of Seattle in 1978.

James A. Barnes will be Secretary and Treasurer on the distribution date. He has been President of Sunrise Capital, Inc., a private venture capital and consulting firm since 1984. He participated in the recapitalization of LRAD Corporation and the founding of e.Digital Corporation, Patriot Scientific Corporation and other technology companies.. Since 1999, he has been Manager of Syzygy Licensing LLC, a private technology invention and licensing company owned with Mr. Norris. Since 2000, he has also been a director and Secretary of AirScooter Corporation a non-reporting public company. He previously practiced as a certified public accountant and management consultant with Ernst & Ernst (1976-1977), Touche Ross & Co. (1977-1980) and as a principal in J. McDonald & Co. Ltd., Phoenix, Arizona (1980-1984). He graduated from the University of Nebraska with a B.A. Degree in Business Administration in 1976 and is a certified public accountant. Mr. Barnes is expected to devote approximately 20 hours per week to Parametric Sound.

Key Personnel

We expect to enter into an employment, sales representation or consulting relationship with David Pratt after the distribution. Since August 2003, Mr. Pratt has been Director of Business Development responsible for HSS business and sales development at LRAD Corporation. He has developed contacts and relationships with top audio/video distributors and resellers and nurtured relationships with media companies, advertisers and brand managers, retailers and network service providers throughout the digital signage industry.

Board of Directors

After the spin-off, we expect that Parametric Sound’s Board of Directors will consist of two members, one of whom will be an independent director. Each director will hold office, in accordance with the Certificate of Incorporation and Bylaws of Parametric Sound, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Effective as of the spin-off date, Elwood G. Norris and Daniel Hunter will serve as directors of Parametric Sound. We expect that each of Mr. Norris and Mr. Hunter will continue as a director of Parametric Sound, and we have no additional current arrangements regarding any additional directors to be appointed to our Board of Directors on or after the spin-off date.

Director Independence

For a director to be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Parametric Sound (directly or as a partner, stockholder or officer of an organization that has a relationship with Parametric Sound). In each case, the Board considers all relevant facts and circumstances.

We expect during 2010 to designate at least one additional director such that at least two of our directors will be independent.

Committees of the Board of Directors

During 2010, we plan to add at least one additional Board member and then we expect our Board of Directors will establish an Audit Committee and a Compensation Committee to assist it with its responsibilities. We expect all members of the Audit and Compensation Committees will meet the criteria for independence as established under the Sarbanes-Oxley Act of 2002. Each of the planned Committees is described in greater detail below. The Board will establish written charters for each of the Committees when formed, which will be available on our web site located at www.parametricsound.com.

Audit Committee

We expect to designate members of our Audit Committee sometime in 2010. The principal duties of the Audit Committee under its written charter will include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that the Committee be comprised of at least two directors, each of whom must be independent under the standards of the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee will be financially literate, and at least one member will have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the Board in accordance with SEC rules.

Compensation Committee

We expect to designate members of our Compensation Committee sometime in 2010. The principal duties of the Compensation Committee under its charter will include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations for executive officers and making recommendations to the Board of Directors; (iii) approving compensation for the Chief Executive Officer; (iv) reviewing and approving compensation policies and practices for other executive officers including their annual salaries; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; (vii) recommending to the full Board changes to the compensation of the independent members of the Board of Directors; and (viii) reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion of the Compensation Discussion and Analysis in our annual report or proxy statement. The Compensation Committee charter will require that the Committee be comprised of at least two independent directors.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors.

DIRECTOR COMPENSATION

We have not yet established arrangements to compensate our directors for their services to us following the separation. However, we expect that compensation for our non-employee directors will be comprised of an annual cash retainer and an equity award in the form of stock option grants.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

We have identified Elwood G. Norris and James A. Barnes as our named executive officers. Our named executive officers for 2010 could change, as we may hire or appoint new executive officers. We will develop our own compensation plans and programs and anticipate that each of our executive officers will be covered by these programs following the spin-off.

An entity controlled by Mr. Norris and Mr. Barnes will receive a royalty as described above in “Business—License” in consideration of technology licensed. No other compensation has been determined as of the date hereof. We expect that Mr. Norris and Mr. Barnes may be compensated in their roles as executive officers commencing after the spin-off as determined by our Board of Directors.

Description of the 2010 Stock Option Plan

Promptly following the distribution, Parametric Sound intends to adopt the Parametric Sound Corporation 2010 Stock Option Plan. The following is a description of the purpose and certain of the provisions of our 2010 Stock Option Plan as it will be adopted following the distribution. The summary is qualified in its entirety by reference to the complete text of the 2010 Stock Option Plan, which is filed as an exhibit hereto.

Purpose of the 2010 Stock Option Plan. The purpose of the 2010 Stock Option Plan will be to provide additional incentive to our directors, officers, employees and consultants who will be primarily responsible for our management and growth. Each option will be designated at the time of grant as either a non-qualified stock option (a “NQSO”) or an incentive stock option (an “ISO”).

The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. We may seek shareholder approval of the 2010 Stock Option Plan to permit us to grant ISOs under the 2010 Stock Option Plan. The benefits to be derived from the 2010 Stock Option Plan, if any, are not quantifiable or determinable.

Administration of the 2010 Stock Option Plan. Following its adoption, the 2010 Stock Option Plan will be administered by our Board of Directors, or by any committee that we may in the future form and to which our Board of Directors may delegate the authority to perform such functions (in either case, the “Administrator”). Our Board of Directors will appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that we establish such a committee and it is required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the committee will, in our Board of Directors’ discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to such Parametric Sound employees as it deems proper and our Board of Directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the 2010 Stock Option Plan.

Subject to the other provisions of the 2010 Stock Option Plan, the Administrator will have the authority, in its discretion, to: (i) grant options; (ii) determine the fair market value of the common stock subject to options; (iii) determine the exercise price of options granted; (iv) determine the persons to whom, and the time or times at which, options will be granted, and the number of shares subject to each option; (v) interpret the 2010 Stock Option Plan; (vi) prescribe, amend and rescind rules and regulations relating to the 2010 Stock Option Plan; (vii) determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options will be exercisable; (viii) with the consent of the optionee, modify or amend any option; (ix) with the consent of the optionee, defer the exercise date of any option; (x) authorize any person to execute on our behalf any instrument evidencing the grant of an option; and (xi) make all other determinations deemed necessary or advisable for the administration of the 2010 Stock Option Plan. The Administrator may delegate non-discretionary administrative duties to such Parametric Sound employees as it deems proper.

Shares of Stock Subject to the 2010 Stock Option Plan. Subject to the conditions outlined below, following adoption of the 2010 Stock Option Plan, the total number of shares of stock which will be available for issuance under options granted pursuant to the 2010 Stock Option Plan will not exceed 3,000,000 shares of Parametric Sound common stock, $0.001 par value per share. The number of shares of common stock subject to options granted pursuant to the 2010 Stock Option Plan may be adjusted under certain conditions. If Parametric Sound common stock is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments will be made by our Board of Directors in (i) the number and class of shares of stock subject to the 2010 Stock Option Plan, and (ii) the exercise price of each outstanding option; provided, however, that we will not be required to issue fractional shares as a result of any such adjustments. Each such adjustment will be subject to approval by our Board of Directors in its sole discretion.

In the event of the proposed dissolution or liquidation of Parametric Sound, the Administrator will notify each optionee at least 30 days prior to such proposed action. To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable. In the event of a merger or consolidation of Parametric Sound with or into another corporation or entity in which we do not survive, or in the event of a sale of all or substantially all of our assets in which our stockholders receive securities of the acquiring entity or an affiliate thereof, all options will be assumed or equivalent options will be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

Participation. Every person who at the date of grant of an option is an employee of Parametric Sound or any of our Subsidiaries (as defined below) is eligible to receive NQSOs or ISOs (following stockholder approval of the 2010 Stock Option Plan) under the 2010 Stock Option Plan. Every person who at the date of grant is a consultant to, or non-employee director of, Parametric Sound or any of our Subsidiaries (as defined below) is eligible to receive NQSOs under the 2010 Stock Option Plan. The term “Subsidiary” as used in the 2010 Stock Option Plan means a subsidiary corporation as defined in the applicable provisions (currently Section 424(f)) of the Code. The term “employee” includes an officer or director who is an employee of Parametric Sound. The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.

Option Price. The exercise price of a NQSO will be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of Parametric Sound or any of our Subsidiaries (a “10% Stockholder”) will in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO will be determined in accordance with the applicable provisions of the Code and will in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Stockholder will in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted.

Term of the Options. The Administrator, in its sole discretion, will fix the term of each option, provided that the maximum term of an option will be ten years. ISOs granted to a 10% Stockholder will expire not more than five years after the date of grant. The 2010 Stock Option Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

Restrictions on Grant and Exercise. Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the 2010 Stock Option Plan will be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option will be exercisable only by the optionee.

Termination of the 2010 Stock Option Plan. The 2010 Stock Option Plan will become effective upon adoption by our Board or Directors following the distribution; provided, however, that  if stockholder approval of the 2010 Stock Option Plan is not obtained within twelve months after adoption by our Board of Directors, all ISOs granted pursuant to the 2010 Stock Option Plan will be treated as NQSOs. Options may be granted and exercised under the 2010 Stock Option Plan only after there has been compliance with all applicable federal and state securities laws. The 2010 Stock Option Plan will terminate within ten years from the date of its adoption by our Board of Directors.

Termination of Employment. If for any reason other than death or permanent and total disability, an optionee ceases to be employed by Parametric Sounds or any of our Subsidiaries (such event, a “termination”), options held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such termination, or such other period of not less than 30 days after the date of such termination as is specified in the option Agreement or by amendment thereof (but in no event after the expiration date of the option); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically will be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the expiration date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by Parametric Sound or any of our Subsidiaries or within the period that the option remains exercisable after termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee’s personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within 12 months after the death or 12 months after the permanent and total disability of the optionee or any longer period specified in the option Agreement or by amendment thereof (but in no event after the expiration date). “Employment” includes service as a director or as a consultant. For purposes of the 2010 Stock Option Plan, an optionee’s employment will not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee’s right to re-employment by Parametric Sound or any of our Subsidiaries is guaranteed either contractually or by statute.

Amendments to the 2010 Stock Option Plan. Our Board of Directors may at any time amend, alter, suspend or discontinue the 2010 Stock Option Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the 2010 Stock Option Plan and ISOs granted under the 2010 Stock Option Plan to the requirements of federal or other tax laws relating to ISOs. No amendment, alteration, suspension or discontinuance will require stockholder approval unless (i) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) our Board of Directors otherwise concludes that stockholder approval is advisable.

Tax Treatment of the Options. Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the common stock acquired upon exercise of the ISO. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the common stock on the date of exercise and the exercise price of such options. This spread is treated as ordinary income to the optionee, and we are permitted to deduct as an employee expense a corresponding amount. NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

Potential Payments Upon Termination, Death, Disability, or Retirement

We have no executive employee contracts at this time. Every officer and employee is an at will employee. The royalties to Syzygy, controlled by Mr. Norris and Mr. Barnes, are unrelated to employment or their roles as executive officers and will continue upon any termination, death, disability or retirement.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of our common stock are, and will be, prior to the distribution, held beneficially and of record by LRAD Corporation. The following table sets forth information concerning shares of our common stock projected to be beneficially owned immediately after the distribution date by:

•	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares of Parametric Sound common stock;
•	each person who we currently anticipate will be one of our directors at the time of the distribution;
•	each person who we currently anticipate will be one of our named executive officers at the time of the distribution; and
•	all persons who we currently anticipate will be our directors and executive officers at the time of the distribution as a group.

The projected share amounts in the table below are based on the number of shares of LRAD Corporation common stock owned by each person or entity on July 23, 2010, as adjusted to reflect the distribution ratio of one share of our common stock for every two shares of LRAD Corporation common stock, or approximately 15,305,728 shares of common stock. To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Warrants that provide for participation in the distribution that are vested or are scheduled to vest within 60 days are deemed to be outstanding and to be beneficially owned by the persons holding the warrants for the purpose of computing the percentage ownership of the person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	Austin W. Marxe and David M. Greenhouse	1,598,592	(1)	10.4%
	527 Madison Avenue, Suite 2600
	New York, New York 10022

Common Stock	Elwood G. Norris	1,985,312	(2)	13.0%
	1941 Ramrod Avenue, Suite #100
	Henderson, Nevada 89014

Common Stock	Daniel Hunter	95,750	(3)	*
	1941 Ramrod Avenue, Suite #100
	Henderson, Nevada 89014

Common Stock	James A. Barnes	235,587	(4)	1.5%
	1941 Ramrod Avenue, Suite #100
	Henderson, Nevada 89014

	All directors and executive	2,316,649		15.1%
	officers as a group (3 persons)
______________________

*	less than 1%.
(1)
Beneficial joint ownership by Mr. Marxe and Mr. Greenhouse is based on information provided by the stockholder as of February 12, 2010. Consists of 1,598,592 shares. These shares are in the following entities: 729,896 shares owned by Special Situations Fund III QP, L.P., 255,213 shares  owned by Special Situations Private Equity Fund, L.P., 85,019 shares owned by Special Situations Technology Fund, L.P., and 528,464 shares  owned by Special Situations Technology Fund II, L.P. MGP Advisors Limited Partnership, or MGP, is the general partner of the Special Situations Fund III, L.P. and the Special Situations Fund III QP, L.P. and AWM Investment Company, Inc., or AWM, is the general partner of MGP. SST Advisers, L.L.C., or SSTA, is the general partner of the Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. MG Advisers, L.L.C., or MG, is the general partner of the Special Situations Private Equity Fund, L.P. AWM is the investment adviser to Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG, and are principally responsible for the selection, acquisition, voting and disposition of the portfolio securities by each investment adviser on behalf of its fund. Both Messrs. Marxe and Greenhouse share voting and dispositive power with respect to shares held by these stockholders,

(2)	Includes 1,962,815 shares held by a family trust for which Mr. Norris serves as trustee and 22,497 shares held by an investment company controlled by Mr. Norris.
(3)	Includes 3,000 shares held by a personal Individual Retirement Account.
(4)
Includes 12,500 shares held by Sunrise Capital, Inc., 114,837 shares held by Sunrise Management, Inc. Profit Sharing Plan, 102,500 shares held by Palermo Trust, 3,000 shares by a personal retirement plan and 2,250 shares by a personal retirement plan of his spouse. Mr. Barnes is President of Sunrise Capital, Inc. and Trustee of Sunrise Management, Inc. Profit Sharing Plan, the Palermo Trust and his personal retirement plan. He disclaims any beneficial interest in the 2,250 shares held in his spouse’s personal retirement plan.

OUR RELATIONSHIP WITH LRAD CORPORATION AFTER THE SPIN-OFF

General

In connection with the spin-off, we and LRAD Corporation will enter into a Separation and Distribution Agreement, which we refer to as the “Separation Agreement,” and other ancillary agreements to complete the separation of our business from LRAD Corporation and to distribute our common stock to LRAD Corporation stockholders. These agreements will govern the relationship between us and LRAD Corporation after the distribution and will also provide for the allocation of taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our ongoing relationship with LRAD Corporation.

The expected terms of these agreements, which are subject to change prior to the spin-off, are summarized below. We may enter into other agreements with LRAD Corporation prior to or concurrently with the separation that would relate to other aspects of our relationship with LRAD Corporation following the spin-off. Following the separation, we may enter into other commercial agreements with LRAD Corporation from time to time, the terms of which will be determined at those relevant times.

Copies of these agreements described below are filed as exhibits to our Form 10, of which this information statement is a part. The summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements. We encourage you to read the full text of these material agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth the agreement between us and LRAD Corporation with respect to the principal corporate transactions required to effect our separation from LRAD Corporation; the distribution of our shares to LRAD Corporation stockholders; and other agreements governing the relationship between LRAD Corporation and us following the separation. LRAD Corporation will only consummate the spin-off if specified conditions are met. These conditions are intended to include, among others, final approval of the distribution given by the Board of Directors of LRAD Corporation, and the actions and filings necessary or appropriate under Federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the distribution shall have been taken and, where applicable, become effective or accepted.

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or LRAD Corporation’s ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe currently contemplated.

The Contribution

In connection with the distribution, LRAD Corporation has contributed or will contribute to us certain business assets, as described in this information statement. It will effect this contribution by transferring or assigning assets to us. LRAD Corporation will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution. Similarly, we will have no interest in the assets of LRAD Corporation’s other business and will have no obligation with respect to the liabilities of LRAD Corporation’s retained business after the distribution.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, LRAD Corporation will deliver to the distribution agent certificates representing all of the outstanding shares of our common stock. LRAD Corporation will instruct the distribution agent to distribute those shares on _________ or as soon thereafter as practicable, so that each LRAD Corporation stockholder will receive one share of our common stock for every two shares of LRAD Corporation common stock as such stockholder owns as of the record date of the spin-off.

Liabilities and Indemnification

Following the spin-off, we will be liable for all liabilities and obligations relating to arising out of or resulting from ownership or use of our assets as conducted at any time on or after the distribution date or arising out of any legal action that is primarily related to the operation of our business following the distribution and as otherwise set forth in the Separation Agreement.

Following the spin-off, LRAD Corporation will be liable for all liabilities and obligations of LRAD Corporation and its subsidiaries arising, or related to the period, prior to the distribution (including but not limited to product warranty liabilities and returns related to sales prior to the distribution or continued sales for outstanding orders at the distribution date) and as otherwise set forth in the Separation Agreement.

Generally, LRAD Corporation will indemnify us, and we will indemnify LRAD Corporation, for losses related to the failure of the other to pay, perform or otherwise discharge, any of the its liabilities and obligations set forth in the Separation Agreement.

HSS Customers and Business

LRAD Corporation will fulfill any H450 orders that are received through the separation date. LRAD Corporation may thereafter accept and continue to fulfill continuing purchase orders for a current project with Cardinal Health through the completion of such project. LRAD Corporation shall not pursue new H450 or HSS business after the separation date but may accept unsolicited follow-on orders for the H450 product from current customers through December 31, 2010. LRAD Corporation will provide warranty services for its HSS customers through any warranty term. LRAD Corporation may retain completed inventory or parts to produce the necessary units for the Cardinal Health business and for follow-on business and warranty replacements. All other HSS inventory shall be assigned to Parametric Sound at separation and other parts shall be assigned as and when determined unnecessary to meet the above requirements.

Sharing of Manufacturing Tooling and Equipment

Parametric will agree to permit LRAD Corporation to use the manufacturing equipment that is part of the assets contributed by LRAD Corporation to Parametric Sound in the distribution, until December 31, 2010 to manufacture, using components and parts owned by LRAD Corporation, the additional H450 products that LRAD Corporation may require to fulfill orders and warranty obligations as permitted hereunder.  In addition to the foregoing, the Separation Agreement contemplates that each of LRAD Corporation and Parametric Sound will cooperate with the other in good faith to provide for the manufacturing needs of such other party.

Expenses

When the Board of Directors of LRAD Corporation conditionally approved the spin-off in April 2010, Mr. Norris agreed to advance third-party fees, costs and expenses in connection with the transaction. Should the transaction not be completed then he and not LRAD Corporation will be responsible for such costs unless LRAD Corporation terminates the spin-off other than for good reason, as defined in the Separation Agreement, whereupon LRAD Corporation will reimburse Mr. Norris. Except as expressly set forth in the Separation Agreement, should the separation be completed then all third-party fees, costs and expenses paid or incurred in connection with the transactions by Mr. Norris, directly or through Syzygy, will be repaid by us at or after the distribution.

Termination

The Separation Agreement will provide that it may be terminated by LRAD Corporation at any time prior to the distribution date.

Services Agreement

In connection with the spin-off, we expect to operate as independent public companies and we do not expect to contract with LRAD Corporation for any specific services. However, we and LRAD Corporation will cooperate with respect to certain administrative, manufacturing know-how transfer and other services reasonably necessary following the distribution date

Employee Benefits

We do not expect more than one possible employee transferring from LRAD Corporation to us. Accordingly, there is no agreement for sharing or continuing any employee benefits between the parties.

Tax Sharing Agreement

In connection with the spin-off, we and LRAD Corporation will enter into a tax sharing agreement, which sets forth the responsibilities of LRAD Corporation and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. LRAD Corporation will be generally responsible for federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and LRAD Corporation will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

Dispute Resolution

The Separation Agreement will contain provisions that govern the resolution of disputes, controversies or claims that may arise between us and LRAD Corporation. In the event of any dispute or disagreement between us and LRAD Corporation as to the interpretation of any provision of the Separation Agreement (or the performance of obligations hereunder), we and LRAD Corporation will promptly meet in a good faith effort to resolve the dispute. If the officers do not agree upon a decision within 30 days after reference of the matter to them, each of the parties will submit any controversy, dispute or claim arising out of or relating in any way to the Separation Agreement or the transactions arising hereunder for arbitration in San Diego, California, and such arbitration shall be the sole remedy for such monetary claims. The fees and expenses of the arbitrator(s) will be shared equally by us and LRAD Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Elwood G. Norris resigned as a director of LRAD Corporation on June 4, 2010 and will serve as our President and Chief Executive Officer at the distribution date. Daniel Hunter, a director of LRAD Corporation from May 2001 to March 2010, will serve as a director of our company.

On June 4, 2010, LRAD Corporation entered into a consulting agreement with Mr. Norris, whereby LRAD Corporation will pay Mr. Norris $5,000 per quarter in exchange for business, management and advisory services which may be requested from time to time. The term of this agreement shall extend through May 31, 2012. LRAD Corporation was previously obligated to pay Mr. Norris a 2% royalty on net sales from certain of its technologies, including HSS. The royalty obligation discontinued in October 2008 under the terms of Mr. Norris’ amended employment agreement dated November 5, 2008. No royalties were paid or recorded under this agreement in the fiscal years ended September 30, 2009, 2008 or 2007, as these royalties were immaterial and were waived by Mr. Norris. The amounts of the royalties waived were $0, $14,266 and $26,112 for the years ended September 30, 2009, 2008 and 2007, respectively.

Following the distribution, we intend to enter into a license agreement with Syzygy. Mr. Norris is majority owner and Mr. Barnes is manager and a minority owner. Mr. Norris has assigned to Syzygy certain patent pending technology and trade secrets related to a new, improved and more cost-effective method of processing media input to create parametric sound output for parametric emitter devices such as those employed by us. He has also invented improvements to the emitters complementary with the new processing and control electronics. We have agreed to reimburse patent, testing and prototype costs incurred to date (an amount estimated at $90,000) and to pay future patent related costs. These prior costs include up to a maximum of $25,000 for Mr. Norris’ time in producing and testing prototypes and preparing for production.

The license will provide for future royalties of not more than 5% of revenues from products employing the technology. The term of the license will extend for a period of 20 years or the life of any resulting patent, whichever is greater. We will enter into the license only following the distribution. Thereafter, the license will revert to the licensor if we do not use commercially reasonable efforts to pursue the parametric sound business.

James A. Barnes owns 35% of Syzygy and as its managing member may also be considered a promoter as he was active with Mr. Norris in initiating the spin-off transaction and organizing our company. The consulting costs associated with the spin-off being reimbursed to Syzygy include $25,000 payable to Sunrise Capital, Inc. for the services of Mr. Barnes to the distribution date.

For a list of LRAD Corporation’s fiscal 2009 related person transactions, please see LRAD Corporation’s 2010 Proxy Statement, filed with the SEC on January 25, 2010.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved with respect to our operations.

DESCRIPTION OF OUR CAPITAL STOCK

Upon the completion of the spin-off, we will be authorized to issue 50,000,000 shares of our common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement on Form 10 of which this information statement is a part, and by the provisions of applicable Nevada law.

Authorized and Outstanding Capital Stock

Immediately following the spin-off, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Based on the approximately 30,611,456 shares of LRAD Corporation common stock that we expect to be outstanding on the record date, and a distribution ratio of one share of our common stock for every two shares of LRAD Corporation common stock, we will have approximately 15,305,728 shares of common stock outstanding immediately following the spin-off. We will have no shares of preferred stock outstanding immediately following the spin-off. The actual number of shares to be distributed will be determined on the record date.

Common Stock

Before the spin-off, there were 100 shares of our common stock outstanding, all of which were held of record by LRAD Corporation and will be cancelled after the spin-off. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any future outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. See “Dividend Policy” on page 27. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

At the closing of the spin-off, no shares of our preferred stock will be outstanding, and we have no present plans to issue any shares of our preferred stock.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certificate of Incorporation; Bylaws

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of Parametric Sound by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholder vote, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors.

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Stockholder Meetings. Our bylaws provide that special meetings of the stockholders may be called only by our chairman, our chief executive officer or at the direction of our Board of Directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and our bylaws state that we shall indemnify our directors and officers to the fullest extent not prohibited by the NRS.  Except under limited circumstances, our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified.  In addition, to the fullest extent permitted by the NRS, we may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

DESCRIPTION OF INDEBTEDNESS

We expect to fund a minimum of $350,000 and a maximum of $750,000 of subordinated note financing with accompanying stock purchase warrants at the distribution date. We have received nonbinding, verbal indications of interest from seven individual accredited investors to provide an aggregate of $450,000 in cash financing and from Syzygy to convert $200,000 of the amounts owed to Syzygy. We have received a written commitment from Mr. Norris that at least $350,000 will be funded at the distribution date through conversion of amounts owed to Syzygy and additional cash on the same terms as other investors.  The proceeds of this financing are intended to fund the spin-off and related costs described above and provide initial working capital to start the process of bringing our new product line to production. Conversion or repayment of amounts owed to Syzygy will not represent cash available for working capital.  After payment of incurred costs, we expect to have approximately $105,000 for working capital at the distribution date assuming the minimum financing of $350,000.

Our indebtedness is expected to consist of 8% subordinated notes due on or before ________, 2011, one year after the distribution date. We are obligated to issue warrants to purchase between 700,000 and 1,500,000 shares of our common stock in connection with this financing. See “Capitalization and Financing” on page 27.

We expect that we will need to refinance this debt and/or arrange additional debt or equity or equity-based financing in the first 12 months after the distribution date. Management has not yet determined the amounts required in future financings, which will depend in part on the time required to bring the new product line to production and customer acceptance of the new product. There is no assurance we will be successful in arranging financing for our company or the terms of any such financing. Any future financing could be dilutive to existing Parametric Sound stockholders. See “Risk Factors” beginning on page 11.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common stock to be received by the stockholders of LRAD Corporation in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to Parametric Sound and the shares of our common stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s web site.

In addition, we intend to furnish holders of our common stock with annual reports containing consolidated financial statements audited by an independent accounting firm.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Index to Historical Financial Statements

Audited Financial Statements:

Unaudited Interim Financial Statements:
Preface	F-20
Balance Sheets as of March 31, 2010 and September 30, 2009	F-21
Statements of Operations for the Six Months Ended March 31, 2010 and 2009	F-22
Statements of Cash Flows for the Six Months Ended March 31, 2010 and 2009	F-23
Notes to Unaudited Interim Financial Statements	F-24 – F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of LRAD Corporation:

We have audited the accompanying balance sheets of Parametric Sound Corporation (a component of LRAD Corporation) as of September 30, 2009 and 2008, and the related statements of operations, changes in LRAD Corporation net investment and cash flows for each of the years then ended.  These financial statements are the responsibility of the management of LRAD Corporation.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Parametric Sound Corporation's internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Parametric Sound Corporation's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parametric Sound Corporation (a component of LRAD Corporation) as of September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Parametric Sound Corporation (a component of LRAD Corporation) will continue as a going concern. As discussed in Note 1 to the financial statements, Parametric Sound Corporation has incurred significant recurring net losses through September 30, 2009 and 2008 and will require new financing. These factors raise substantial doubt about Parametric Sound Corporation’s ability to continue as a going concern. Management’s plans as to these matters are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
June 23, 2010

Parametric Sound Corporation
(A Component of LRAD Corporation)
Balance Sheets

	September 30,
	2009	2008

ASSETS
Current assets:
Accounts receivable, less allowance of $222,864 and
$225,403 for doubtful accounts	$29,910	$69,677
Inventories, net	422,457	954,792
Total current assets	452,367	1,024,469
Equipment and tooling, net	-	1,134
Patents, net	553,645	637,856
Total assets	$1,006,012	$1,663,460

LIABILITIES AND LRAD CORPORATION NET INVESTMENT
Current liabilities:
Accounts payable	$4,662	$9,888
Accrued liabilities	78,146	65,378
Total current liabilities	82,808	75,266

Commitments and contingencies

LRAD Corporation, net investment	923,204	1,588,193

Total liabilities and LRAD Corporation net investment	$1,006,012	$1,663,459

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
Statements of Operations

	Years Ended September 30,
	2009	2008

Revenues:
Product sales	$586,693	$713,294
Other revenue	20,413	30,050
Total revenues	607,106	743,344
Cost of revenues	638,763	811,845
Gross loss	(31,657)	(68,501)

Operating expenses:
Selling, general and administrative	839,971	1,340,649
Research and development	114,798	740,582
Total operating expenses	954,769	2,081,231

Loss from operations	(986,426)	(2,149,732)

Net loss	$(986,426)	$(2,149,732)

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
Statements of Changes in LRAD Corporation Net Investment

Balance at September 30, 2007	$2,362,545
Net loss for the year	(2,149,732)
Net transfers from parent	1,375,380
Balance at September 30, 2008	$1,588,193
Net loss for the year	(986,426)
Net transfers from parent	321,437
Balance at September 30, 2009	$923,204

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
Statements of Cash Flows

	Years Ended September 30,
	2009	2008
Increase (Decrease) in Cash and Cash Equivalents:
Operating Activities:
Net loss	$(986,426)	$(2,149,732)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	69,620	113,215
Provision for doubtful accounts receivable	(2,538)	704
Warranty provision	(5,437)	(23,904)
Inventory obsolescence	69,079	106,548
Share-based compensation	447,893	797,805
Loss on impairment of patents	46,312	202,170
Changes in assets and liabilities:
Accounts receivable	42,305	42,612
Inventories	463,256	526,679
Accounts payable	(5,226)	(85,815)
Warranty settlements	(929)	(5,598)
Accrued liability	19,134	14,124
Net cash provided by (used in) operating activities	157,043	(461,192)

Investing Activities:
Patent costs paid	(30,587)	(116,384)
Net cash used in investing activities	(30,587)	(116,384)

Financing Activities:
Net change in investment from LRAD Corporation	(126,456)	577,576
Net cash provided by (used in) financing activities	(126,456)	577,576
Net increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, end of year	$-	$-

See accompanying notes to financial statements

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

NOTE 1—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In April 2010, the board of directors of LRAD Corporation ("LRAD") approved a plan to separate its HyperSonic Sound (“HSS”) product line into a new independent, stand-alone company. In a special meeting of stockholders held June 2, 2010, the proposal to separate the HSS business from LRAD was approved, and on June 2, 2010, LRAD created a new wholly owned subsidiary, hereinafter referred to as Parametric Sound Corporation (“Parametric Sound” or the “Company”), into which the HSS business and substantially all of the assets of the business and associated intellectual property rights were contributed.  The spin-off will separate the Parametric Sound subsidiary from LRAD Corporation. Consummation of the spin-off is subject to certain conditions, including final approval by the LRAD board of directors, and the effectiveness of the registration statement filed with the Securities and Exchange Commission.  Following the spin-off, each holder of LRAD Corporation common stock will receive a dividend of one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock held on the record date. LRAD Corporation will continue to operate its existing LRAD and SoundSaber businesses, excluding the HSS business to be held by Parametric Sound.

The HSS product utilizes a proprietary parametric speaker technology that generates sound along an air column using ultrasonic frequencies above the normal range of hearing. HSS products are compatible with standard media players and the highly directional sound beam localizes or shines sound where intended by users. The Company’s product offering consists primarily of the HSS 450 sound system with principal markets being North America, Europe and Asia.

Basis of Accounting

These financial statements include the assets, liabilities and results of operations of the component of LRAD Corporation that constitutes the HSS business to be separated.  These financial statements are prepared as if Parametric Sound existed and owned this business in all periods presented, and have been prepared using LRAD Corporation’s historical carrying value of assets and liabilities. Historically, the HSS business in LRAD Corporation operated as a product line and not a separate segment and not as an independent stand-alone business. For each of the periods presented, Parametric Sound was fully integrated with LRAD Corporation, including production, product development, accounting, finance, treasury, payroll, legal services and investor relations.

The accompanying financial statements include all revenues and cost of revenues directly attributable to the HSS business. However, in circumstances where costs are shared, management used certain estimates to allocate expenses incurred by LRAD Corporation on behalf of the business included in the financial statements. The most significant expenses are as follows:

•
Direct costs of HSS research and development, sales and administrative personnel are included along with associated stock-based compensation and allocated employee benefits on a specific identification basis.

•	HSS patent amortization costs, including impairments, are included in research and development costs.
•
Certain shared administrative salaries and costs including accounting, payroll, human resources, information technology and other services along with legal, auditing and other administrative costs were allocated based on estimates of the proportionate cost incurred by LRAD Corporation related to Parametric Sound.

•	Other costs including facility and occupancy costs were allocated proportionately based on revenues.

Management believes that the assumptions and methods of allocation used underlying the financial statements are reasonable in all material respects. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity. Therefore, the financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

All cash balances are retained and considered those of LRAD Corporation consistent with the planned spin-off.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Parametric Sound had substantial net losses of $986,426 and $2,149,732 for the years ended September 30, 2009 and 2008, respectively and the Company had no sources of financing except for that provided by LRAD Corporation. At separation, LRAD Corporation is retaining all cash and accounts receivable and the Company will be reliant on obtaining new debt or equity financing sufficient to sustain operations until profitability can be achieved. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s plans for raising initial required financing include the issuance of subordinated promissory notes in the amount of $350,000 - $750,000.  Of this amount, the Company’s Chairman and Chief Executive Officer has agreed to, at a minimum guarantee that at least $350,000 is funded through the conversion of amounts owed by the Company to Syzygy (see Note 10) and additional cash on the same terms as other investors in the subordinated promissory note financing. There is no assurance that Parametric Sound will be successful in raising sufficient funds to sustain its operations for twelve months or beyond.

The continuation of the Company as a going concern is dependent on its ability to develop revenues and to obtain financing from outside sources. Should the Company be unable to obtain required financing, it may have to curtail operations, which may have a material adverse effect on its financial position and results of operations. The accompanying financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions (e.g., reserves for accounts receivable and inventory, valuation of patents and warranty reserves) that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of accounts receivables, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts for estimated losses considering the following factors when determining if collection of a receivable is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company may obtain reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. The Company determines allowances on a case-by-case basis.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Contract Manufacturers

The Company employs contract manufacturers for production of certain components and sub-assemblies. The Company may provide parts and components to such parties from time to time but recognizes no revenue or markup on such transactions. The Company performs assembly of products in-house using components and sub-assemblies from a variety of contract manufacturers and suppliers.

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. Inventory is comprised of raw materials, assemblies and finished products intended for sale to customers. The Company periodically makes judgments and estimates regarding the future utility and carrying value of inventory. The carrying value of inventory is periodically reviewed and impairments, if any, are recognized when the expected future benefit is less than carrying value. The Company has inventory reserves for estimated obsolescence or unmarketable inventory which is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company increased its inventory reserve by $69,079 and $106,548 during the years ended September 30, 2009 and 2008, respectively, for excess HSS components.

Equipment and Depreciation

Equipment is stated at cost. Depreciation on machinery and equipment is computed over the estimated useful lives of three to five years using the straight-line method. Upon retirement or disposition of equipment, the related cost and accumulated depreciation or amortization is removed and a gain or loss is recorded.

Intangibles

Patents and trademarks are carried at cost and are amortized over their estimated useful lives, which have been estimated to be 15 years. The carrying value of intangibles is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value. The Company wrote off $46,312 and $202,170, of previously capitalized patent costs during the years ended September 30, 2009 and 2008, respectively.

Revenue Recognition

The Company derives its revenue primarily from product sales. Product sales are recognized in the periods that products are shipped to customers (FOB shipping point) or when product is received by the customer (FOB destination), when the fee is fixed and determinable, when collection of resulting receivables is probable and there are no remaining obligations on the part of the Company.

Shipping and Handling Costs

Shipping and handling costs are included in cost of revenues. The amount of shipping and handling costs invoiced to customers is included in revenue. Estimated shipping and handling costs were $25,540 and $35,706 for the fiscal years ended September 30, 2009 and 2008, respectively.

Research and Development Costs

Research and development costs are expensed as incurred.

Warranty Reserves

The Company warrants its products to be free from defects in materials and workmanship for a period of one year from the date of purchase. The warranty is generally a limited warranty. The Company currently provides direct warranty service.

The Company establishes a warranty reserve based on anticipated warranty claims at the time revenue from product sales is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period. See Note 6 for additional information regarding warranties.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Income Taxes

The Company accounts for its income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement and tax basis of assets and liabilities and net operating loss and credit carry-forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company was not a separate legal entity and, therefore, was not subject to taxation by federal and state authorities for the periods presented; however, the income tax benefit would have been nil in the accompanying financial statements if the Company was filing a separate return. The historical net operating loss carrforwards and tax credits generated by Parametric Sound will remain with LRAD Corporation subsequent to the separation.

Earnings Per Share

Common stock and stock equivalents represent ownership in the parent LRAD Corporation. As Parametric Sound has no common stock or stock equivalents issued or outstanding, there is no earnings per share calculation included in the Parametric Sound financial statements.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that under US generally accepted accounting principles are excluded from reported net loss. There were no differences between net loss and comprehensive loss for any of the periods presented.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value.

Share-Based Compensation

The Company recognized share-based compensation expense related to stock options issued to employees over the vesting term of the stock-based instrument based on the grant date fair value.

Recent Accounting Pronouncements

In June 2009, through the issuance of Financial Accounting Standards Board (FASB) Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (the ASC or Codification), there became a single official source of authoritative generally accepted accounting principles in the United States (US GAAP), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (EITF), and related literature. There is now only one level of authoritative US GAAP. All other literature will be considered non-authoritative. The Codification does not change US GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification is effective for interim and annual periods ending on or after September 15, 2009. The Company applied the Codification beginning in the fourth quarter of fiscal 2009. The adoption of the Codification did not have an effect on the Company’s consolidated financial statements. This new standard is now codified under ASC 105, “Generally Accepted Accounting Principles.” In circumstances where revisions or updates to existing standards are required, the FASB will issue an Accounting Standards Update (ASU) on the ASC topic. All of the Company’s financial statement disclosures have been updated in accordance with the Codification. SEC pronouncements are still authoritative for public companies.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Effective April 1, 2009, the Company adopted three accounting standard updates that were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities established in ASC 820, “Fair Value Measurements and Disclosures” (formerly SFAS 157) . They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, “Fair Value Measurements and Disclosures” (formerly SFAS 157-2), provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, “Debt and Equity Securities” (formerly FSP FAS 115-2 and FAS 124-2), changes accounting requirements for other-than-temporary-impairment for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, “Financial Instruments” (formerly FSP FAS No. 107-1 and APB 28-1), increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting updates did not have any impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued guidance, as codified in ASC 820-10, “Fair Value Measurements and Disclosures”, that delayed the effective date of fair value measurements accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. These include goodwill and other non-amortizable intangible assets. The Company adopted this guidance effective October 1, 2008. The adoption of this update to non-financial assets and liabilities did not have any impact on the Company’s consolidated financial statements.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance, as codified in ASC 350-30, “Goodwill and other; General Intangibles Other Than Goodwill” (formerly FSP SFAS 142-3). This guidance provides factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance also requires expanded disclosure related to the determination of intangible asset useful lives. It is effective for fiscal years beginning after December 15, 2008. Earlier adoption was not permitted. The adoption of this guidance on October 1, 2009 is not expected to have any impact on the Company’s financial statements.

In June 2008, the FASB issued authoritative guidance, as codified in ASC 815-40, “Derivatives and Hedging; Contracts in Entity’s Own Equity” (formerly EITF Issue No. 07-5). This guidance provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception codified in ASC 815-10 (formerly SFAS No. 133 paragraph 11(a)). The Company adopted this guidance effective October 1, 2009 and it did not have any impact on Parametric Sound’s financial statements.

In May 2009, the FASB issued ASC 855-10, “Subsequent Events” (formerly SFAS No. 165). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 was effective for fiscal years and interim periods ending after June 15, 2009. The implementation of this standard did not have a material impact on the Company’s consolidated financial statements. (See Note 11).

Effective October 1, 2009, the Company is required to adopt new standards regarding business combinations issued by the FASB in December 2007, as codified under ASC 805, “Business Combinations” (formerly FAS 141R) that require the acquisition method to be applied to all transactions and other events in which an entity obtains control over one or more other businesses, requires the acquirer to recognize the fair value of all assets and liabilities acquired, even if less than one hundred percent ownership is acquired, and establishes the acquisition date fair value as measurement date for all assets and liabilities assumed. For the Company, this accounting update is effective on a prospective basis for all business combinations for which the acquisition date is on or after October 1, 2009. Since the Company is not contemplating any business combinations it does not presently expect any impact of adoption on its financial statements.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

In December 2007, the FASB issued authoritative guidance, as codified in ASC 810-10, “Consolidation” (formerly SFAS 160) that establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated financial statements. This guidance is effective for the Company’s fiscal years beginning after December 15, 2008. The provisions are applied prospectively upon adoption except for the presentation and disclosure requirements that are applied retrospectively. The Company has no non-controlling interests and accordingly the adoption of this guidance effective October 1, 2009 is not expected to have a material impact on the Company’s financial statements.

In September 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Arrangements” (formerly EITF Issue 08-1). This guidance updates the existing multiple-element revenue arrangements guidance currently included under ASC 605-25, which originated primarily from the guidance in EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its financial statements.

In October 2009, the FASB issued ASU 2009-14, “Software (Topic 985)-Certain Revenue Arrangements that Include Software Elements” (formerly EITF Issue 09-3) and changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and nonsoftware components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software-Revenue Recognition”. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance. The guidance in this ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard is not expected to have an impact on the Company’s financial position and results of operations since this accounting standard update provides only implementation and disclosure amendments.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement described in Subtopic 820-10, for the purpose of improving these disclosures and increasing the transparency in financial reporting. This standard was effective for fiscal years beginning after December 15, 2010, and for interim periods within these fiscal years. The Company complied with this amendment in the current filing.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.” The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The amendments in the ASU were effective upon issuance on February 24, 2010 and the Company complied with this amendment in the current filing.

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition.” This ASU provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. This ASU is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The Company is currently assessing the future impact of this new accounting update to its consolidated financial statements.

 2. INVENTORIES, NET

Inventories are stated at the lower of cost, which approximates actual costs on a first in, first out cost basis, or market.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Inventories consisted of the following:

Years Ended September 30,	2009	2008
Finished goods	$102,104	$490,420
Work in process	-	9,385
Raw materials	1,760,656	1,826,211
	1,862,760	2,326,016
Reserve for obsolescence	(1,440,303)	(1,371,224)
Total, net	$422,457	$954,792

 The Company relies on one supplier for film for its HSS product. The Company’s ability to manufacture its HSS product could be adversely affected if it were to lose a sole source supplier and was unable to find an alternative supplier.

The reserve for obsolescence increased by $69,079 and $106,548 in the years ended September 30, 2009 and 2008, respectively, due to excess HSS components.

3. EQUIPMENT AND TOOLING

Equipment consists of the following:

Years Ended September 30,	2009	2008
Equipment and tooling	$179,835	$179,835
Office equipment	1,401	1,401
	181,236	181,236
Accumulated depreciation	(181,236)	180,102
Equipment and tooling, net	$-	$1,134

Depreciation expense was $1,134 and $35,551 for the years ended September 30, 2009 and 2008, respectively.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

4. PATENTS

Patents consist of the following:

Years Ended September 30,	2009	2008
Cost	$1,015,572	$1,044,541
Accumulated amortization	(461,927)	(406,685)
Patents, net	$553,645	$637,856

Aggregate amortization expense for the Company’s patents was $68,486 and $77,664 during the years ended September 30, 2009 and 2008, respectively. In addition to amortization, the Company wrote off $46,312 and $202,170 of impaired patent costs during the years ended September 30, 2009 and 2008, respectively. Additional patents may be written off in the future if it is deemed that certain patents are no longer consistent with the business strategy after the spin-off.

Estimated Amortization Expense Years Ended September 30,
2010	$66,114
2011	$65,940
2012	$65,940
2013	$65,940
2014	$65,940
Thereafter	$223,771

5. INCOME TAXES

For all historic periods reported in the financial statements, Parametric Sound maintained valuation allowances against its net deferred tax assets, including net operating loss carryforwards, because it was more likely than not that the deferred taxes would not be realized. The net operating losses (NOLs) generated by Parametric Sound are consolidated within the LRAD Corporation tax return and it is anticipated that all NOL carryforwards and research and development credits generated by Parametric Sound will be retained by LRAD Corporation upon the separation of the companies. As the amounts of cumulative expenses in the financial statements not allowed for federal and state income tax purposes were not sufficient enough to result in positive taxable income Parametric Sound recorded no income tax expense in 2009 and 2008 from the book losses incurred.

The effective tax rate of Parametric Sound after the separation and in the future could vary from that of LRAD Corporation. Upon separation, Parametric Sound as a new separate legal entity will not benefit from any of the carryforward tax attributes from prior periods including net operating loss carryforwards. Given that the tax rate is zero and that attributes will not carryforward, details of deferred tax assets, valuation allowances and the related rate reconciliation are not presented.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

6. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	September 30,	September 30,
	2009	2008
Payroll and related	$48,757	$29,623
Warranty reserve	29,389	35,755
Total	$78,146	$65,378

The Company establishes a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold, anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period.

Details of the estimated warranty liability are as follows:

Years Ended September 30,	2009	2008
Beginning balance	$35,755	$65,257
Warranty provision	(5,437)	(23,904)
Warranty settlements	(929)	(5,598)
Ending balance	$29,389	$35,755

At distribution, LRAD Corporation will be responsible for warranty claims related to prior product sales and resulting from sales from the completion of any outstanding orders as of the distribution date.

The Company is obligated to pay a minimum of $1.00 per unit royalty on one electronic component used in the HSS products. Royalty expenses incurred were $1,254 and $1,408 in the fiscal years ended September 30, 2009 and2008, respectively. If Parametric Sound uses this component in its products, it will be required to pay this royalty.

7. LRAD CORPORATION NET INVESTMENT

The financial statements of Parametric Sound represent the HSS product business of LRAD Corporation. Because neither a separate subsidiary nor a direct ownership relationship existed, LRAD Corporation’s investment in Parametric Sound is shown as parent company equity in lieu of a stockholders’ equity classification in the financial statements.

Net transactions include intercompany transactions with LRAD Corporation. These intercompany transactions represent the cash contributions or distributions related to the operating transactions between LRAD Corporation and Parametric Sound. No cash or accounts receivable will be transferred at the distribution date and the Company will ultimately be responsible for all spin-off related costs (see Note 10). LRAD Corporation will retain certain inventory sufficient to complete outstanding customer orders and to support outstanding warranty obligations (see Note 10).

8. SHARE-BASED COMPENSATION

The Company expects to adopt a stock compensation plan following the effectiveness of the spin-off that will provide grants for incentive stock options or non-qualified stock options to directors, employees and/or consultants.

The following information regarding outstanding stock options and share-based compensation has been derived from equity awards granted under LRAD Corporation equity compensation plans to individuals whose salary and benefits were allocated to the Company in the accompanying financial statements.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

The weighted average estimated fair value of employee stock options granted to these individuals during the year ended September 30, 2009 and 2008 was $0.23 per share and $0.92 per share, respectively, using the Black-Scholes option-pricing model with the following weighted-average assumptions (annualized percentages):

	Year Ended September 30,
	2009	2008
Volatility	71.0% - 83.0%	71.0%
Risk-free interest rate	1.30% - 2.46%	2.79% - 3.49%
Forfeiture rate	20.0%	20.0%
Dividend yield	0.0%	0.0%
Expected life in years	3.4 - 4.9	3.4 - 4.9

The dividend yield of zero is based on the fact that LRAD Corporation has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of LRAD Corporation’s common stock over the period commensurate with the expected life of the options. The risk-free interest rate is based on rates published by the Federal Reserve Board. The expected life is based on observed and expected time to post-vesting exercise. The expected forfeiture rate is based on past experience and employee retention data. Forfeitures are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from those estimates or if the estimated forfeiture rate is updated. Such amounts are recorded as a cumulative adjustment in the period in which the estimate is changed.

As of September 30, 2009, there was $4,144 of total unrecognized compensation costs related to outstanding LRAD Corporation stock options granted to personnel whose salary and benefit costs were allocated to the company. This amount is expected to be recognized over a weighted-average period of 0.9 years, unless the employee leaves LRAD Corporation employment prior to that time. To the extent the forfeiture rate is different from what the Company anticipated, stock-based compensation related to these awards will be different from the Company’s expectations. There will be no expense incurred by Parametric Sound Corporation after the distribution date related to these stock options.

Stock Option Summary Information
A summary of activity for LRAD Corporation stock options issued to personnel whose salary and benefit costs were allocated to the Company as of September 30, 2009 and 2008 is presented below:

	Number	Weighted Average
	of Shares	Exercise Price
Fiscal 2008:
Outstanding October 1, 2007	1,151,090	$4.27
Granted	115,000	$2.05
Canceled/expired	(313,090)	$3.18
Outstanding September 30, 2008	953,000	$4.08
Exercisable at September 30, 2008	690,500	$4.24

Fiscal 2009:
Outstanding October 1, 2008	953,000	$4.08
Granted	40,000	$0.52
Canceled/expired	(953,000)	$4.00
Exercised	(5,833)	$0.48
Outstanding September 30, 2009	34,167	$2.80
Exercisable September 30, 2009	27,500	$3.24

Weighted average fair value of options granted during the year		$0.23

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

The aggregate intrinsic value for both options outstanding and options exercisable relating to options issued to personnel whose salary and benefits were allocated to the Company at September 30, 2009 was $5,375 and $-0-, respectively. The aggregate intrinsic value represents the difference between the Company’s closing stock price on the last day of trading during the year, which was $1.77 per share, and the exercise price multiplied by the number of applicable options. The total intrinsic value of options exercised during 2009 and 2008 was $7,758 and $-0-, respectively.

The following table summarizes information about stock options outstanding at September 30, 2009 relating to options issued to personnel whose salary and benefits were allocated to the Company:

		Weighted Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.48-$1.88	19,167	3.56	$.58	12,500	$1.88
$4.37	15,000	2.38	$.37	15,000	$4.37
$0.48-$4.37	34,167	3.04	$2.80	27,500	$3.24

The Company recorded non-cash share-based compensation expense relating to options issued to personnel whose salary and benefits were allocated to the Company of $447,893 and $797,805, respectively, for the fiscal years ended September 30, 2009 and 2008. The amounts of share-based compensation expense are classified in the consolidated statements of operations as follows:

Years Ended September 30,	2009	2008
Cost of revenue	$3,229	$1,513
Selling, general and administrative	444,664	664,321
Research and development	-	131,971
Total	$447,893	$797,805

9. MAJOR CUSTOMERS AND SUPPLIERS

Major Customers

For the fiscal year ended September 30, 2009, revenues from three customers accounted for 27%, 15% and 14% of total revenues. No other single customer represented more than 10% of total revenues. For the fiscal year ended September 30, 2008, revenues from three customers accounted for 16%, 13% and 12% of total revenues with no other single customer accounting for more than 10% of total revenues. One large customer, Cardinal Health, Inc., which accounted for 27% of sales in the year ended September 30, 2009, will continue to be supplied by LRAD Corporation through completion of their current project.

Suppliers

The Company has a number of components and sub-assemblies produced by outside suppliers, some of which are sourced from a single supplier, which can magnify the risk of shortages and decrease the Company’s ability to negotiate with suppliers on the basis of price. In particular, the Company depends on its HSS piezo-film supplier to provide expertise and materials used in the Company’s proprietary HSS emitters. If supplier shortages occur, or quality problems arise, then production schedules could be significantly delayed or costs significantly increased, which could in turn have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

Segment and Related Information

The Company business consists of only one product. Accordingly, the Company operates in one reportable segment.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

The following table summarizes revenues by geographic region. Revenues are attributed to countries based on customer location.

Years Ended September 30,	2009	2008

Revenues
United States	$266,654	$149,913
Other	340,452	593,431
Total	$607,106	$743,344

10. RELATED PARTY TRANSACTIONS

The financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of LRAD Corporation.

Allocation of Expenses

The financial statements include expense allocations for certain functions provided by LRAD Corporation, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, employee benefits and incentives. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or other measure. During the fiscal years ended September 30, 2009 and 2008, the Company was allocated $839,971 and $1,340,649, respectively, of general corporate expenses incurred by LRAD Corporation which is included within selling, general and administrative expenses in the statements of operations. During the fiscal years ended September 30, 2009 and 2008, the Company was allocated $114,798 and $740,582, respectively, of research and development expenses incurred by LRAD Corporation which is included within research and development expenses in the statements of operations. During the fiscal years ended September 30, 2009 and 2008, the Company was allocated $73,063 and $140,022, respectively, of manufacturing overhead expenses for warehousing, materials management and production management, which is included within cost of sales.

The expense allocations have been determined on a basis that both the Company and LRAD Corporation consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as an independent, publicly-traded company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organization structure, what functions are outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Separation Agreement

In connection with the spin-off, the Company and LRAD Corporation expect to enter into a Separation and Distribution Agreement, (the “Separation Agreement”) and some other ancillary agreements to complete the separation of the business from LRAD Corporation and to distribute Parametric Sound common stock to LRAD Corporation stockholders. LRAD Corporation shall retain sufficient inventory and supplies to fulfill outstanding orders with current customers existing at the date of distribution (or received as a continuing order thereafter expected to extend not beyond December 31, 2010) and will be responsible for warranty, returns and related liabilities for such customers and sales. LRAD Corporation will not accept any new orders (other than a continuing order) from current customers after the distribution date. Unless otherwise agreed by the parties, the Company will not be obligated to fulfill any orders or continuing orders of LRAD Corporation.

Previously Licensed Technology

LRAD Corporation was previously obligated to pay Mr. Norris a 2% royalty on net sales from certain of its technologies, including HSS. The royalty obligation discontinued in October 2008 under the terms of Mr. Norris’ amended employment agreement dated November 5, 2008. No royalties were paid or recorded under this agreement in the fiscal years ended September 30, 2009 or 2008, as these royalties were immaterial and were waived by Mr. Norris. The amounts of the royalties waived were $0 and $14,266 for the years ended September 30, 2009 and 2008, respectively.

PARAMETRIC SOUND CORPORATION
(A COMPONENT OF LRAD CORPORATION)
NOTES TO AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

Syzygy Licensing LLC

Syzygy is an entity in which, Elwood G. Norris, a director and greater than 10% stockholder of LRAD Corporation, is majority owner. Mr. Norris is also expected to be the Company’s President and Chief Executive Officer at the distribution date.

When the Board of Directors of LRAD Corporation conditionally approved the spin-off in April 2010, Mr. Norris through Syzygy agreed to advance third party fees, costs and expenses in connection with the transaction. Should the transaction not be completed then Syzygy and not LRAD Corporation will be responsible for such costs unless LRAD Corporation unilaterally terminates the spin-off other than for lack of stockholder approval, whereupon LRAD Corporation will reimburse Syzygy. Except as expressly set forth in the Separation Agreement, should the separation be completed then all third party fees, costs and expenses paid or incurred in connection with the transactions by Syzygy or by LRAD Corporation will be repaid by the Company at or after the distribution.

The Company also plans to enter into a license agreement effective upon distribution with Syzygy related to certain patent pending technology and trade secrets for a new method of controlling and processing media input to create parametric sound output for parametric emitter devices such as those employed in the HSS technology. The Company will pay no initial license fee nor issue any equity for this license but is expected to reimburse technology, patent, prototype and testing costs incurred to the distribution and to pay future patent related costs. The license is expected to provide for royalties of not more than 5% of net sales from products employing the technology.

11. SUBSEQUENT EVENTS

Subsequent events have been evaluated through June 23, 2010, which was the date the Company’s financial statements were issued.

PARAMETRIC SOUND CORPORATION
UNAUDITED INTERIM FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

Preface

The preparation of the interim financial statements requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses and certain financial statement disclosures. Significant estimates in these unaudited interim financial statements include allowances for doubtful accounts receivable, net realizable value of inventories, useful lives of identifiable intangible assets, the evaluation of impairments of identifiable intangible assets, income tax and valuation reserves and the evaluation of warranty reserves. Actual results may differ from these estimates.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Balance Sheets

	March 31,
	2010	September 30,
	(Unaudited)	2009

ASSETS
Current assets:
Accounts receivable, less allowance of $222,864 each period for doubtful accounts	$46,854	$29,910
Inventories, net	208,168	422,457
Total current assets	255,022	452,367
Patents, net	501,512	553,645
Total assets	$756,534	$1,006,012

LIABILITIES AND LRAD CORPORATION NET INVESTMENT
Current liabilities:
Accounts payable	$4,815	$4,662
Accrued liabilities	56,800	78,146
Total current liabilities	61,615	82,808

Commitments and contingencies

LRAD Corporation, net investment	694,919	923,204

Total liabilities and LRAD Corporation net investment	$756,534	$1,006,012

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
Statements of Operations (Unaudited)

	For the six months ended
	March 31,
	2010	2009

Revenues:
Product sales	$345,145	$170,346
Other revenue	52	8,379
Total revenues	345,197	178,725
Cost of revenues	291,496	144,610
Gross profit	53,701	34,115

Operating expenses:
Selling, general and administrative	152,134	477,899
Research and development	55,440	71,700
Total operating expenses	207,574	549,599

Loss from operations	(153,873)	(515,484)

Net loss	$(153,873)	$(515,484)

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
  Statements of Cash Flows (Unaudited)

	Six Month Ended March 31,
	2010	2009
Increase (Decrease) in Cash and Cash Equivalents:
Operating Activities:
Net loss	$(153,873)	$(515,484)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,144	35,657
Provision for doubtful accounts receivable	-	(2,538)
Warranty provision	(6,406)	(7,143)
Inventory obsolescence	13,531	(9,754)
Share-based compensation	4,382	329,140
Loss on impairment of patents	22,296	37,177
Changes in assets and liabilities:
Accounts receivable	(16,944)	50,760
Inventories	200,758	116,093
Accounts payable	153	(2,078)
Warranty settlements	15,054	(18)
Accrued liability	(29,994)	(13,383)
Customer deposit	-	5,580
Net cash provided by operating activities	82,101	24,009

Investing Activities:
Patent costs paid	(3,307)	(1,369)
Net cash used in investing activities	(3,307)	(1,369)

Financing Activities:
Net change in investment from LRAD Corporation	(78,794)	(22,640)
Net cash used by financing activities	(78,794)	(22,640)
Net increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

See accompanying notes to financial statements

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

Note 1—Description of Business and Basis of Accounting/Presentation

In April 2010, the board of directors of LRAD Corporation approved a plan to separate its HyperSonic Sound (“HSS”) product line into a new independent, stand-alone company. In a special meeting of stockholders held June 2, 2010, the proposal to separate the HSS business from LRAD was approved, and on June 2, 2010, LRAD created a new wholly owned subsidiary, hereinafter referred to as Parametric Sound Corporation (“Parametric Sound” or the “Company”), into which the HSS business and substantially all of the assets of the business and associated intellectual property rights were contributed.  The spin-off will separate the Parametric Sound subsidiary from LRAD Corporation. Consummation of the spin-off is subject to certain conditions, including final approval by the LRAD board of directors, and the effectiveness of the registration statement filed with the Securities and Exchange Commission.  Following the spin-off, each holder of LRAD Corporation common stock will receive a dividend of one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock held on the record date. LRAD Corporation will continue to operate its existing LRAD and SoundSaber businesses, excluding the HSS business to be held by Parametric Sound.

The HSS product utilizes a proprietary parametric speaker technology that generates sound along an air column using ultrasonic frequencies above the normal range of hearing. HSS products are compatible with standard media players and the highly directional sound beam localizes or shines sound where intended by users. The Company’s product offering consists primarily of the HSS 450 sound system with principal markets being North America, Europe and Asia.

Basis of Accounting

The financial statements include the assets, liabilities and results of operations of the component of LRAD Corporation that constitutes the HSS business to be separated. These financial statements are prepared as if Parametric Sound existed and owned this business in all periods presented and have been prepared using LRAD Corporation’s  historical cost basis of assets and liabilities. Historically, the HSS business in LRAD Corporation operated as a product line and not a separate segment and not as an independent stand-alone business. For each of the periods presented, Parametric Sound was fully integrated with LRAD Corporation, including production, product development, accounting, finance, treasury, payroll, legal services and investor relations.

The accompanying financial statements include all revenues and cost of revenues directly attributable to the HSS business. However, in circumstances where costs are shared, management used certain estimates to allocate expenses incurred by LRAD Corporation on behalf of the business included in the financial statements. The most significant expenses are as follows:

•
Direct costs of HSS research and development, sales and administrative personnel are included along with associated stock-based compensation and allocated employee benefits on a specific identification basis.

•	HSS patent amortization costs, including impairments, are included in research and development costs.
•
Certain shared administrative salaries and costs including accounting, payroll, human resources, information technology and other services along with legal, auditing and other administrative costs were allocated based on estimates of the proportionate cost incurred by LRAD Corporation related to Parametric Sound.

•	Other costs including facility and occupancy costs were allocated proportionately based on revenues.

Management believes that the assumptions and methods of allocation used underlying the financial statements are reasonable in all material respects. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity. Therefore the financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

All cash balances are retained and considered those of LRAD Corporation consistent with the planned spin-off.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

The unaudited interim financial statements for the six months ended March 31, 2010 and 2009 and balance sheet as of March 31, 2010 included herein have not been audited by an independent registered public accounting firm, but in the Company’s opinion, all adjustments (which include only normal recurring adjustments) necessary to make a fair statement of the financial position at March 31, 2010 and the results of operations and the cash flows for the periods presented herein have been made. The balance sheet as of September 30, 2009 has been derived from the Company’s audited financial statements for the fiscal year ended September 30, 2009. The results of operations for the six months ended March 31, 2010 are not necessarily indicative of the operating results expected for the full fiscal year.

The unaudited interim financial statements included herein have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC. Although management believes the disclosures made are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules or regulations. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this information statement.

Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Parametric Sound had net losses of $153,873 and $515,484 for the six months ended March 31, 2010 and 2009, respectively and the Company had no sources of financing except for that provided by LRAD Corporation. At separation, LRAD Corporation is retaining all cash and accounts receivable and the Company will be reliant on obtaining new debt or equity financing sufficient to sustain operations until profitability can be achieved. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s plans for raising initial required financing include the issuance of subordinated promissory notes in the amount of $350,000 - $750,000. Of this amount, the Company’s Chairman and Chief Executive Officer has agreed to, at a minimum guarantee that at least $350,000 is funded through the conversion of amounts owed by the Company to Syzygy (see Note 9) and additional cash on the same terms as other investors in the subordinated promissory note financing. There is no assurance that Parametric Sound will be successful in raising sufficient funds to sustain its operations for twelve months or beyond.

The continuation of the Company as a going concern is dependent on its ability to develop revenues and to obtain financing from outside sources. Should the Company be unable to obtain required financing, it may have to curtail operations, which may have a material adverse effect on its financial position and results of operations. The accompanying financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. Recent Accounting Pronouncements

See the “Recent Accounting Pronouncements” section of Note 1 to the Company’s September 30, 2009 and 2008 financial statements included elsewhere in this information statement.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

3. Inventories, net

Inventories are stated at the lower of cost, which approximates actual costs on a first in, first out basis, or estimated market. Inventories consisted of the following:

	March 31,	September 30,
	2010	2009
Finished goods	$61,384	$102,104
Work in process	7,423	-
Raw materials	1,566,133	1,760,656
	1,634,940	1,862,760
Reserve for obsolescence	(1,426,772)	(1,440,303)
Total, net	$208,168	$422,457

4. Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31,	September 30,
	2010	2009
Payroll and related	$18,762	$48,757
Warranty reserve	38,038	29,389
Total	$56,800	$78,146

Changes in the warranty reserve for the six months ended March 31, 2010 and 2009 were as follows:

Six Months Ended March 31,	2010	2009
Beginning balance	$29,390	$35,755
Warranty provision	15,054	(7,143)
Warranty settlements	(6,406)	(18)
Ending balance	$38,038	$28,594

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

5. Patents

Patents consist of the following:

	March 31,	September 30,
	2010	2009
Cost	$986,066	$1,015,572
Accumulated amortization	(484,554)	(461,927)
Patents, net	$501,512	$553,645

Aggregate amortization expense for the Company’s patents was $33,144 and $34,523 during the six months ended March 31, 2010 and 2009, respectively. In addition to amortization, the Company wrote off $22,296 and $37,177 of impaired patent costs during the six months ended March 31, 2010 and 2009, respectively. Additional patents may be written off in the future if it is deemed that certain patents are no longer consistent with the business strategy after the spin-off.

6. LRAD Corporation Net Investment

The financial statements of Parametric Sound represent the HSS product business of LRAD Corporation. Because neither a separate subsidiary nor a direct ownership relationship existed, LRAD Corporation’s investment in Parametric Sound is shown as parent company equity in lieu of a stockholders’ equity classification in the financial statements.

Net transactions include intercompany transactions with LRAD Corporation. These intercompany transactions represent the cash contributions or distributions related to the operating transactions between LRAD Corporation and Parametric Sound.

The following table summarizes changes in parent’s equity components during the six months ended March 31, 2010:

Balance at September 30, 2009	$923,204
Net loss for the period	(153,873)
Net transfers to parent	(74,412)
Balance at March 31, 2010	$694,919

7. Share-Based Compensation

Pursuant to LRAD Corporation’s 2005 Equity Incentive Plan, the Company recorded $4,382 and $329,140 of stock compensation expense for the six months ended March 31, 2010 and 2009, respectively related to specific personnel whose salary and benefit costs were allocated to the Company. No options were granted to these personnel during the six months ended March 31, 2010.

8. Major Customers and Suppliers

Major Customers

For the six months ended March 31, 2010, revenues from two customers accounted for 50% and 13% of total revenues. No other single customer represented more than 10% of total revenues. For the six months ended March 31, 2009, revenues from four customers accounted for 19%, 16%, 15% and 14% of total revenues with no other single customer accounting for more than 10% of total revenues. One large customer, Cardinal Health, Inc., which accounted for 50% of sales in the six months ended March 31, 2010, will continue to be supplied by LRAD Corporation through completion of their current project.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

Suppliers

The Company has a number of components and sub-assemblies produced by outside suppliers, some of which are sourced from a single supplier, which can magnify the risk of shortages and decrease the Company’s ability to negotiate with suppliers on the basis of price. In particular, the Company depends on its HSS piezo-film supplier to provide expertise and materials used in the Company’s proprietary HSS emitters. If supplier shortages occur, or quality problems arise, then production schedules could be significantly delayed or costs significantly increased, which could in turn have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

9. Related Party Transactions

The financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of LRAD Corporation.

Allocation of Expenses

The financial statements include expense allocations for certain functions provided by LRAD Corporation, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, employee benefits and incentives. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or other measure. During the six months ended March 31, 2010 and 2009, the Company was allocated $152,134 and $477,899, respectively, of general corporate expenses incurred by LRAD Corporation which is included within selling, general and administrative expenses in the statements of operations. During the six months ended March 31, 2010 and 2009, the Company was allocated $55,440 and $71,700, respectively, of research and development expenses incurred by LRAD Corporation which is included within research and development expenses in the statements of operations. During the six months ended March 31, 2010 and 2009, the Company was allocated $21,286 and $16,484, respectively, of manufacturing overhead expenses for warehousing, materials management and production management, which is included within cost of sales.

The expense allocations have been determined on a basis that both the Company and LRAD Corporation consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as an independent, publicly-traded company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organization structure, what functions are outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Separation Agreement

In connection with the spin-off, the Company and LRAD Corporation expect to enter into a Separation and Distribution Agreement, (the “Separation Agreement”) and some other ancillary agreements to complete the separation of the HSS business from LRAD Corporation and to distribute Parametric Sound common stock to LRAD Corporation stockholders. LRAD Corporation shall retain sufficient inventory and supplies to fulfill outstanding orders with current customers existing at the date of distribution (or received as a continuing order thereafter expected to extend not beyond December 31, 2010) and will be responsible for warranty, returns and related liabilities for such customers and sales. LRAD Corporation will not accept any new orders (other than a continuing order) from current customers after the distribution date. Unless otherwise agreed by the parties, the Company will not be obligated to fulfill any orders or continuing orders of LRAD Corporation.

Syzygy Licensing LLC

Syzygy is an entity in which, Elwood G. Norris, a director and greater than 10% stockholder of LRAD Corporation, is majority owner. Mr. Norris is also expected to be the Company’s President and Chief Executive Officer at the distribution date.

Parametric Sound Corporation
(A Component of LRAD Corporation)
Notes To Unaudited Financial Statements
March 31, 2010 and 2009

When the Board of Directors of LRAD Corporation conditionally approved the spin-off in April 2010, Mr. Norris through Syzygy agreed to advance third party fees, costs and expenses in connection with the transaction. Should the transaction not be completed then Syzygy and not LRAD Corporation will be responsible for such costs unless LRAD Corporation unilaterally terminates the spin-off other than for lack of stockholder approval, whereupon LRAD Corporation will reimburse Syzygy. Except as expressly set forth in the Separation Agreement, should the separation be completed then all third party fees, costs and expenses paid or incurred in connection with the transactions by Syzygy or by LRAD Corporation will be repaid by the Company at or after the distribution.

The Company also plans to enter into a license agreement effective upon distribution with Syzygy related to certain patent pending technology and trade secrets for a new method of controlling and processing media input to create parametric sound output for parametric emitter devices such as those employed in the HSS technology. The Company will pay no initial license fee nor issue any equity for this license but is expected to reimburse technology, patent, prototype and testing costs incurred to the distribution and to pay future patent related costs. The license is expected to provide for royalties of not more than 5% of net sales from products employing the technology.